[***] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.53

EXECUTION VERSION

2013B ESA HOLDCO, LLC

a Delaware Limited Liability Company

AMENDED AND RESTATED OPERATING AGREEMENT

Dated as of August 2, 2013

THE SECURITIES (MEMBERSHIP INTERESTS) REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR, IN THE OPINION OF LEGAL COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

2013B ESA HOLDCO, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

ARTICLE VI MANAGEMENT		31

6.1	Managing Member	31
6.2	Standard of Care; Required Consents	32
6.3	Removal of Managing Member	37
6.4	Indemnification and Exculpation	38
6.5	Company Reimbursement	38

ARTICLE VII RIGHTS AND RESPONSIBILITIES OF MEMBERS		38

7.1	General	38
7.2	Member Voting Rights	38
7.3	Member Liability	39
7.4	Withdrawal	39
7.5	Member Compensation	42
7.6	Other Ventures	42
7.7	Confidential Information	42

ARTICLE VIII ADMINISTRATIVE AND TAX MATTERS		45

8.1	Intent for Income Tax Purposes	45
8.2	Books and Records	45
8.3	Information and Access Rights	45
8.4	Reports	46
8.5	Permitted Investments	47
8.6	Tax Elections	48
8.7	Tax Matters Member and Company Tax Filings	49
8.8	Financial Accounting	51
8.9	Legend	51
8.10	Representations, Warranties and Covenants of the Class B Member	51
8.11	Representations, Warranties and Covenants of the Class A Member:	53
8.12	Survival	54
8.13	No Breach of Obligations	54

ARTICLE IX TRANSFERS OF INTERESTS; PURCHASE OPTION; FLIP		54

9.1	Transfer and Encumbrances of Membership Interests	54
9.2	Buyout Option	60
9.3	Purchase Option	62

ARTICLE X DISSOLUTION, LIQUIDATION AND TERMINATION		63

10.1	Dissolution	63
10.2	Liquidation and Termination	63
10.3	[Reserved]	65
10.4	Termination	66

ARTICLE XI INDEMNIFICATION		66

11.1	Indemnification of Class A Investor Group by the Class B Member	66
11.2	Brokers	66
11.3	Limitation on Liability	66
11.4	Procedure for Indemnification	67
11.5	Exclusivity	68
11.6	No Right of Contribution	68
11.7	Entire Agreement	68

ARTICLE XII GENERAL PROVISIONS		69

12.1	Offset	69
12.2	Notices	69
12.3	Counterparts	69
12.4	Governing Law and Severability	69
12.5	Entire Agreement	69
12.6	Effect of Waiver or Consent	69
12.7	Amendment or Modification	70
12.8	Binding Effect	70
12.9	Further Assurances	70
12.10	Jurisdiction; Service of Process	70
12.11	Limitation on Liability	70

EXHIBITS

Exhibit A	Capital Contributions Made
Exhibit B	Form of Membership Interest Certificate
Exhibit C	Form of Class A Withdrawal Note
Exhibit D	Form of Quarterly Renewable Energy Certificate
Exhibit E	Form of Renewable Energy Monthly Report

2013B ESA HOLDCO, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT, dated as of August 2, 2013, is made and entered into by and among, FIRSTAR DEVELOPMENT, LLC, a Delaware limited liability company (“Firstar” or the “Class A Equity Investor”), as the Class A Member, and CLEAN TECHNOLOGIES 2013B, LLC, a Delaware limited liability company (the “Class B Equity Investor”), as the Class B Member.

RECITALS

A. 2013B ESA Holdco, LLC, a Delaware limited liability company (the “Company”), was formed pursuant to the Act on February 19, 2013.

B. Prior to the Effective Date of this Agreement, the Class B Equity Investor owned 100% of the membership interests in the Company.

C. Concurrently herewith, pursuant to that certain Equity Capital Contribution Agreement, dated as of August 2, 2013 (as amended, supplemented or otherwise modified from time to time, the “Equity Capital Contribution Agreement”), between the Class A Equity Investor and the Class B Equity Investor, (i) the Class A Equity Investor has made an equity capital contribution to the Company and in consideration therefor has acquired a membership interest specified as a Class A Interest in the Company and is admitted as a Class A Member of the Company pursuant hereto, and (ii) the Class B Equity Investor has made an equity contribution to the Company and in consideration therefor the membership interest in the Company owned by the Class B Equity Investor has been converted into the membership interest specified as the Class B Interest in, and the Class B Equity Investor is hereby designated as the Class B Member of, the Company.

NOW, THEREFORE, in consideration of the premises and the mutual undertakings contained herein, the parties hereto hereby agree, and amend and restate the existing Limited Liability Company Agreement of the Company, dated as of February 19, 2013 (the “Prior LLC Agreement”) in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. Initially capitalized terms not defined in this Agreement shall have the meanings assigned such terms in the Equity Capital Contribution Agreement. The following initially capitalized terms, as and when used in this Agreement, shall have the following meanings:

“Accounts Agreement” means that certain Accounts Agreement, dated as of July 19, 2013, by and among the Facility Company, Silicon Valley Bank, as lender, and The Bank of New York Mellon, as the accounts bank.

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§ 18 101 et seq., as amended from time to time, and any successor to such Act.

“Active Person” has the meaning set forth in the definition of “Disqualified Transferee” herein.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in the Capital Account established and maintained for such Member, as the same is specially computed as of the end of the Taxable Year after crediting such Member’s Capital Account any amounts which such Member is obligated to restore pursuant to Section 10.3 or is deemed obligated to restore pursuant to the penultimate sentences in Treasury Regulation Section 1.704-2(g)(1) and 1.704-2(i)(5).

“Adjusted Maintenance Reserve Amount” means an amount equal to the Initial Maintenance Reserve Amount as adjusted (A) quarterly (i) through the third quarter following the date that the last Facility achieves Commencement of Operations (as defined in the MESPSA) to reflect (i) a decrease in such amount equal to the amount of the Primary Service Fees (as defined in the MESPSA) paid by the Company pursuant to Section 3.3(e)(ii), and (ii) thereafter, through the fourth anniversary of the date that the last Facility achieves Commencement of Operations, to reflect an increase in such amount equal to $[***] per kW per quarter for such period, (B) to reflect a decrease in such amount equal to $[***] per kW for parts replacement services performed pursuant to the MESPSA, and (C) on the Maintenance Reserve Account Release Date (as defined in the MESPSA), to reflect a decrease in such amount equal to the Maintenance Reserve Account Release Date Balance (as defined in the MESPSA).

“Advisors” has the meaning set forth in Section 7.7(a).

“Affected Member” has the meaning set forth in Section 9.2(b).

“Agreement” means this Amended and Restated Operating Agreement, as amended, supplemented or restated from time to time pursuant to the provisions hereof.

“Annual Report” means the report delivered pursuant to Section 8.4(a).

“Appraisal Procedure” means within [***] days of a party invoking the procedure described in this definition the Class A Members and Class B Members shall engage a Qualified Appraiser, mutually acceptable to the Members, to determine the Fair Market Value of the Class A Interests.

“Available Capital Income Cash Flow” means, with respect to any date determination, the Available Cash Flow realized or received in respect of any transaction that corresponds to an item of income or gain (but not loss or deduction) realized by the Company under Code sections 702(a)(1) through (7), including for the avoidance of doubt, the repurchase of a System as provided in any of Sections 3.2(c), 5.7(b), 5.8, 12.3 or 12.7 of the MESPSA.

[***] Confidential Treatment Requested

“Available Cash Flow” means, with respect to any date of determination, the gross cash receipts from Company and Facility Company operations (including sales and dispositions of Company and Facility Company Assets), insurance payments, warranty payments, cash previously reserved and all Capital Contributions received from Members, in each case during the period beginning on the date the last cash distribution was made to Members and ending on such date of determination, less the portion thereof used to pay, or establish reserves for, all Company and Facility Company expenses (including amounts due and payable to the Class B Member or any Affiliate under the ASA and debt service obligations under the Financing Documents), and Company Reimbursable Expenses, and after payment of all amounts due under any Class A Withdrawal Note.

“Available PPA Termination Cash Flow” means the Available Cash Flow realized or received in respect of a termination of a Power Purchase Agreement by the PPA Customer upon as provided in Section 2.4 of the MESPSA.

“Bid” has the meaning set forth in Section 9.1(d).

“Buyout Event” has the meaning set forth in Section 9.2.

“Buyout Exercise Notice” has the meaning set forth in Section 9.2(c).

“Buyout Price” has the meaning set forth in Section 9.2(d).

“Capital Account” means the capital account established and maintained for a Member pursuant to Section 4.1.

“Capital Contribution” means any cash or the Value of any other property (net of liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752) that a Member directly or indirectly contributes to the Company pursuant to Article III or has previously contributed to the Company.

“Cash Equivalents” means any of the following having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States of America, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, which issues (or the parent of which issues) commercial paper rated as described in clause (c) below, which is organized under the laws of the United States or any State thereof and which has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper issued by any corporation, other than an Affiliate of the Managing Member, organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investor Service, Inc. (or any successor thereto) or “A-1” (or the then equivalent grade) by Standard & Poor’s Rating Group, a division of Standard & Poor’s Corporation (or any successor thereto).

“Certified Public Accountant” means a firm of independent public accountants selected from time to time by the Managing Member and approved with the Consent of the Members. The initial Certified Public Accountant is PricewaterhouseCoopers LLP.

“Change of Member Control” means with respect to any Member, an event (such as a Transfer of voting securities) that causes such Member to cease to be Controlled by such Member’s Member Parent; provided, however, that with respect to a Class A Member or a Class B Member, an event that causes such Member’s Member Parent to be Controlled by another Person shall not constitute a Change of Member Control.

“Claims” means all claims, suits, demands, injunctions, actions, causes of action, assessments, cleanup and remedial obligations, judgments, awards, liabilities, losses (including amounts paid in settlement of claims), damages (including any loss of profits, consequential, punitive, incidental or special damages recovered by any Third Party, but excluding any loss of profits, consequential, punitive, incidental or special damages asserted by any Member or an Affiliate), fines, fees, taxes, penalties, costs and expenses of every kind and character (including litigation costs and reasonable attorneys’ and experts’ fees and expenses, including such fees and expenses at trial and on any appeal).

“Class A Equity Investor” has the meaning set forth in the preamble.

“Class A Flip Point” means January 1 of the calendar year immediately following the year that includes the fifth anniversary of the date the last Facility of the last Tranche achieves Commercial Completion.

“Class A Interest” means a Membership Interest issued pursuant to Section 3.1, which entitles the Holder thereof to receive the distributions of cash and property, allocations of profits and losses and other rights that are accorded Holders of a Class A Interest under this Agreement.

“Class A Investment Balance” means for the Class A Interests, with respect to a Facility, an amount equal to the greater of (a) zero and (b) the balance determined from time to time equal to (i) [***] of the allocable portion of the all Capital Contributions made in respect of that Class A Units for that Facility, minus (ii) [***] of the Qualified Investment for that Facility, minus (iii) the allocable portion of the aggregate cash distributions (including Preferred Distributions) actually made to the Class A Members in respect of that Facility, plus (iv) any ITC Loss Tax Event Liability for that Facility, including any such ITC Loss Tax Event Liability arising from a disposition or cessation of all or any part of the ITC Eligible Property or the Class A Interest under Code Section 50 or Treasury Regulations Sections 1.47-2 or 1.47-6, other than from a Class A ITC Loss Event and except to the extent equivalent Damages have otherwise been paid by the Class B Member as provided herein, which Class A ITC Loss Event occurs, or is to occur, contemporaneously at the time such balance is being determined, plus (v) an amount equal to the product of (1) the Post-Flip Sharing Percentage of the Class A Member, times (2) (A) in the event of a termination of a Power Purchase Agreement as provided in Section 2.4 of the MESPSA for the Facility prior to the Class A Flip Point,

[***] Confidential Treatment Requested

the excess, if any, of the then Fair Market Value of the Facility over the termination value actually paid by the PPA Customer, (B) in the event of a removal of a System from that Facility as provided in Section 3.2(c) of the MESPSA prior to the Class A Flip Point, the excess, if any, of the Fair Market Value of that System, over the Purchase Price (as defined in the MESPSA) for that System, and (C) in the event of a repurchase of a System from that Facility as provided in any of Sections 5.7(b), 5.8, 12.3 or 12.7 of the MESPSA, prior to the Class A Flip Point, the excess, if any, of the amount set forth in clause (a) of the definition of Residual Value within the MESPSA, over the amount set forth in clause (b) of the definition of Residual Value within the MESPSA, in each case for that System.

“Class A Investor Claim” has the meaning set forth in Section 11.1.

“Class A Investor Group” has the meaning set forth in Section 11.1.

“Class A ITC Loss Event” means an ITC Loss Event that is the result of any of the following: (i) a direct or indirect Transfer of Class A Interests, (ii) the federal income tax classification of the Class A Member or any of its direct or indirect owners (including as a result of the breach of Section 5.12 of the Equity Capital Contribution Agreement), (iii) a change in federal income tax law after the date of the first Initial Funding Date, or (iv) a final determination under a federal income tax audit or administrative or judicial proceeding, to which the Company or the Class A Member is a party, that specifically provides that (A) the Class A Member is not a partner in the Company for federal income tax purposes, (B) for federal income purposes the Company is not classified as a partnership, (C) for federal income tax purposes the Facility Company is not classified as a disregarded entity, or (D) the allocation of items of income, gain, loss, deduction and credit to and among the Class A Members under this Agreement does not have “substantial economic effect” and is not otherwise consistent with the Class A Members’ interests in the Company within the meaning of Code Section 704(b) (for purposes of clarification, this clause (iv)(D) concerns the validity of the allocations and not the amounts that will be allocated or the timing of the allocation), except to the extent such final determination is the result of a breach by a Class B Member, any Affiliate thereof, or the Company of any representations, warranties, covenants made by such Person, or other obligations of such Person, set forth in any Investment Document, or any Principal Facility Document.

“Class A Member” means each Person holding a Class A Interest. As of the Effective Date, the Class A Member means the Class A Equity Investor.

“Class A Partial Redemption” has the meaning set forth in Section 7.4(d).

“Class A Partial Redemption Amount” has the meaning set forth in Section 7.4(d).

“Class A Partial Redemption Event” has the meaning set forth in Section 7.4(d).

“Class A Partial Redemption Notice” has the meaning set forth in Section 7.4(d).

“Class A Unit” means a unit representing a Class A Interest having the rights, preferences and designations provided for such class in this Agreement.

“Class A Withdrawal” has the meaning set forth in Section 7.4(b).

“Class A Withdrawal Amount” has the meaning set forth in Section 7.4(b)(i).

“Class A Withdrawal Note” has the meaning set forth in Section 7.4(b)(iii).

“Class A Withdrawal Notice” has the meaning set forth in Section 7.4(b).

“Class B Equity Investor” has the meaning set forth in the preamble.

“Class B Interest” means the Membership Interest issued pursuant to Section 3.2, which entitles the Holder thereof to receive distributions of cash and property, allocations of profits and losses and other rights that are accorded Holders of a Class B Interest under this Agreement.

“Class B ITC Loss Event” means an ITC Loss Event that does not arise as a result of either (a) a Class A ITC Loss Event, or (b) a “disposition” or “cessation” as defined in Treasury Regulation 1.47-2 (including as a result of a default or exercise of remedies under the Financing Documents), unless such disposition or cessation is a result of either (i) a breach by a Class B Member, any Affiliate thereof, or the Company of any representations, warranties, covenants made by such Person, or other obligations of such Person, set forth in any Investment Document, or any Principal Facility Document, or any of Article 4, Article 5 (excluding Section 5.2 thereof, other than to the extent any such failure to pay any sums due under the Financing Documents is a result of a breach or event otherwise described within this definition of “Class B ITC Loss Event”), or Article 5 of the Credit Agreement, or (ii) the occurrence of an “Event of Default,” as defined in the Credit Agreement, under any of Sections 8.01(i), 8.01(l) or 8.01(n) of the Credit Agreement, or (iii) the repair, replacement or refurbishment of a Facility (whether or not permitted under, or made in accordance with, the MESPSA).

“Class B Member” means the Person(s) holding a Class B Interest. Initially, and as of the Effective Date, the Class B Member means the Class B Equity Investor.

“Class B Unit” means a unit representing a Class B Interest having the rights, preferences and designations provided for such class in this Agreement.

“Company” has the meaning set forth in the recitals.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” set forth in Treasury Regulation Section 1.704-2(b)(2) and will be determined as provided in Treasury Regulation Section 1.704-2(d).

“Company Reimbursable Expenses” means all reasonable Third Party costs and expenses (including legal, accounting and auditing fees) incurred either by the Managing Member on behalf of the Company or the Company on behalf of the Facility Company, in the performance of duties relating to the Company’s or the Facility Company’s activities or business, in accordance with this Agreement.

“Conditional Class A Withdrawal” has the meaning set forth in Section 7.4(c).

“Conditional Class A Withdrawal Amount” has the meaning set forth in Section 7.4(c)(i).

“Conditional Class A Withdrawal Note” has the meaning set forth in Section 7.4(c)(iii).

“Conditional Class A Withdrawal Notice” has the meaning set forth in Section 7.4(c).

“Confidential Information” has the meaning set forth in Section 7.7(a).

“Consent of the Class A Members” means, at any time, the consent or approval of Class A Members who own in the aggregate more than fifty percent (50%) of the Class A Units outstanding at such time.

“Consent of the Class B Members” means, at any time, the consent or approval of Class B Members who own in the aggregate more than fifty percent (50%) of the Class B Units outstanding at such time.

“Consent of the Members” means each of (i) the Consent of the Class A Members and (ii) the Consent of the Class B Members.

“Consistent Return” has the meaning set forth in Section 8.7(c).

“Control”, “Controlled”, and “Controlling” means the possession, directly or indirectly, of any of the following: (i) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than fifty percent (50%) of the distributions (including liquidating distributions) therefrom; (iii) in the case of a trust or estate, including a business trust, more than fifty percent (50%) of the beneficial interest therein; (iv) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest therein; or (v) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

“Damages” all claims, actions, causes of action, demands, assessments, losses, damages (including, without limitation the ITC Loss Tax Event Liability), liabilities, judgments, settlements, taxes, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses, including without limitation, such fees and expenses at trial and on any appeal), of any nature whatsoever.

“Delaware Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on February 19, 2013, as amended or restated from time to time.

“Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an Asset for such period, except that if the Value of any Asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Value using any method selected by the Managing Member and reasonably acceptable to the Members.

“Distribution Date” shall mean July 1 and January 1 of each year, commencing with the first such date following the Effective Date.

“Disqualified Transferee” means any Person which is, or whose Affiliate is, then (A) a party adverse in any pending or threatened action, suit or proceeding to the Company or any other Member or an Affiliate thereof, if the Company or such Member shall not have consented (in its sole and absolute discretion) to the Transfer to such Person, (B) with respect to any Transfer of a Class A Interest, directly or indirectly engaged in owning, managing, operating, maintaining or developing facilities utilizing fuel cells for the production of electricity for sale to others (an “Active Person”) except for an Affiliate of an Active Person where such Affiliate of an Active Person is an entity regularly involved in making passive investments in such facilities (a “Passive Investor”) if such Passive Investor has certified in a manner reasonably acceptable to the Class B Member that it has in place procedures to prevent its Affiliates which are Active Persons from acquiring confidential information relating to such passive investments; provided, however, that, for the avoidance of doubt, a Person will not be deemed to be an Active Person solely by virtue of owning an interest in a facility similar to the ownership interest of the Class A Members or (C) a Person to whom a Transfer of Membership Interests would cause an ITC Loss Event.

“Effective Date” means the date of this Agreement.

“Equity Capital Contribution Agreement” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow” has the meaning set forth in Section 5.4(d).

“Escrow Agent” has the meaning set forth in Section 5.4(d).

“Escrowed Funds” has the meaning set forth in Section 5.4(d)(i).

“Exercise Notice” has the meaning set forth in Section 9.3(b).

“Facility Company” means 2013B ESA Project Company, LLC, a Delaware limited liability company.

“Facility Debt” means non-recourse senior debt of the Facility Company from a lender or group of lenders reasonably satisfactory to Investor.

“Facility Documents” means, collectively, (i) the Principal Facility Documents or any agreement entered into in replacement or substitution of any such agreement and (ii) any other agreement (including, without limitation, any agreement to sell electricity or renewable energy credits) entered into by the Company or the Facility Company after the Effective Date having a term in excess of one (1) year and providing for payments by or to the Company or the Facility Company in excess of $[***] per year.

“Fair Market Value” means, with respect to any Asset, the price at which such Asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts, and specifically with respect to the Facility or any Membership Interest in the Company, as determined consistently with Section 4.05 of Revenue Procedure 2007-65, including for the avoidance of doubt with respect to the Class A Interest, taking into account the priority of the payment of Preferred Distributions pursuant to this Agreement. For the avoidance of doubt, in determining the Fair Market Value of the Class A Interests, to the extent the “discounted cash flow” method is used, such cash flows shall take into account the expected timing and amount of any Preferred Distributions.

“Firstar” has the meaning set forth in the preamble.

“Fiscal Year” means the calendar year, except that the initial Fiscal Year of the Company commenced on Effective Date and the final Fiscal Year of the Company shall end on the date on which the Company is terminated under Article X.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Holder” means any Member.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means indebtedness for borrowed money and any capital lease of any property as lessee, but expressly does not include short-term (i.e., less than one year in maturity) trade payables or operating leases incurred in the ordinary course of business.

[***] Confidential Treatment Requested

“Initial Maintenance Reserve Amount” means an amount equal to $[***] per kW for each System that has been Placed in Service (as such term is defined in the MESPSA).

“IRS” means the Internal Revenue Service and any successor Governmental Authority.

“ITC” means investment tax credit allowed by Section 48 of the Code or any successor to such section.

“ITC Loss Event” means either (i) the recapture of all or any portion of the ITC pursuant to Code Section 50(a), or (ii) any disallowance or deferral of, lack of the right to claim, or delay in claiming, all or any portion of the ITC, in each case at the Company level or the level of any individual Class A Member, including by reason of the Qualified Investment not being ITC Eligible Property.

“ITC Loss Tax Event Liability” means any and all federal income tax detriments suffered by the Class A Member or its Affiliates as the result of an ITC Loss Event, determined assuming a 35% federal income tax rate, and including, without limitation, recomputation of federal income tax, loss of a federal income tax depreciation benefit, other changes in distributive share of tax depreciation or taxable income or loss, plus any penalties, interest or additions to tax relating thereto. For the avoidance of doubt, for purposes of the definition of “Class A Investment Balance herein”, the ITC Loss Tax Event Liability shall be subject to the provisions of Section 11.3(b) herein (treating such detriments as Damages).

“Licenses and Permits” means any filings with, and licenses, permits, approvals and authorizations from, any Governmental Authority, including Environmental Permits.

“Liquidating Events” has the meaning set forth in Section 10.1(a).

“Maintenance Reserve Account” means that certain account, established in the name of the Company, which account shall be used to maintain the Initial Maintenance Reserve Amount as adjusted from time to time to equal the Adjusted Maintenance Reserve Amount.

“Managing Member” means a Member appointed by the Members pursuant to Article VI to manage the affairs of the Company on their behalf and any other Person hereafter appointed as a successor Managing Member of the Company as provided in Article VI. Pursuant to its appointment by the Members in Section 6.1, the Class B Equity Investor shall be the initial Managing Member of the Company.

“Member” means those Persons who execute the signature page of this Agreement or otherwise agree to be bound hereby and are admitted to the Company as Members pursuant to this Agreement, excluding any Person (i) having solely the status of an assignee or (ii) that has ceased to be a Member.

[***] Confidential Treatment Requested

“Member Parent” means, with respect to a Member, the company or companies, if any, that directly own and Control such Member on the Effective Date or, if applicable, from and after the date of a Change of Member Control in accordance with Section 9.1(b)(iv).

“Member Party” means each Member and its officers, directors, shareholders, Affiliates, employees and agents.

“Member Nonrecourse Debt” has the meaning given the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning given the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2), and will be computed as provided in Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Membership Interest” as to any Member means the entire limited liability company interest and rights of that Member in the Company, including, without limitation, its right to a share of the profits, losses, deductions and credits of the Company and its right to a distributive share of the Assets of the Company in accordance with the provisions hereof. Membership Interests shall consist of Class A Interests and Class B Interests, each of which shall constitute a separate class of limited liability company interests, but shall not constitute a “series” for purposes of Section 18-215 of the Act.

“Minimum Profits Distribution Amount” means $[***]

“Moody’s” means Moody’s Investor Service, or any successor entity.

“Nonrecourse Deductions” has the meaning given such term in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning given such term in Treasury Regulation Section 1.704-2(b)(3).

“Obligations” has the meaning given to such term in the Credit Agreement (as defined in the Financing Documents).

“Passive Investor” has the meaning set forth in the definition of “Disqualified Transferee” herein.

“Permitted Investment” has the meaning given to such term in Section 8.5.

[***] Confidential Treatment Requested

“Post-Flip Sharing Percentages” means (a) for the Class A Members as a group, [***] and (b) for the Class B Members as a group, [***]

“Preferred Distribution” means a semi-annual distribution to the Class A Member (pro rated for periods of less than a full Semi-Annual Period) of an amount equal to [***] of the paid-in Investor Initial Funding Date Contributions and Investor True Up Funding Contributions beginning at the end of the first Semi-Annual Period after the Effective Date and ending at the Class A Flip Point. For the avoidance of doubt, the amount of the paid-in Investor Initial Funding Date Contributions and Investor True Up Funding Contributions shall not include Transaction Expenses paid by the Investor pursuant to Section 2.2(a) and 2.5(a) of the Equity Capital Contribution Agreement.

“Prior LLC Agreement” has the meaning set forth in the recitals.

“Profits” and “Losses” means, for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss for such Taxable Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704 1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(iii) In the event the Value of any Company Asset is adjusted pursuant to subsections (ii) or (iii) in the definition of “Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year or other period as determined in accordance with the definition of Depreciation;

[***] Confidential Treatment Requested

(vi) To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) from the disposition of such Asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 4.3, 4.4, 4.5 and 4.6 shall not be taken into account in computing Profits or Losses (i.e., such items of income and gain will otherwise be subtracted from, and such items of loss and deduction will otherwise be added back to, “Profits” or “Losses”).

“Purchase Option” has the meaning set forth in Section 9.3(a).

“Purchase Option Date” has the meaning set forth in Section 9.3(b).

“Purchase Price” means an amount (payable in United States Dollars) equal to the greater of (i) the Fair Market Value of the Class A Interests as of the exercise date, as determined under the Appraisal Procedure, (ii) the sum of (a) any unpaid Preferred Distributions (whether or not then-accrued), as of the relevant Purchase Option Date, and (b) [***] provided, however, that to the extent attributable to any Facilities for which an ITC Loss Event has occurred, other than from a Class A ITC Loss Event, and for which no Damages have been paid by the Class B Member as provided herein, the amount paid attributable to such Facilities shall not be less than the Class A Investment Balance.

“Purchasing Member” has the meaning set forth in Section 9.2(e).

“Qualified Appraiser” means a nationally recognized third-party appraiser which shall (i) be qualified to appraise independent fuel cell electric generating businesses and/or experienced in such businesses in the general geographic region of the Facilities, (ii) have been engaged in the appraisal or business valuation and consulting business for a period of not less than five years, and (iii) not be associated with any Member or any Affiliate thereof.

“Quarterly Renewable Energy Certificate” means the compliance certificate delivered pursuant to Section 8.4(f) and substantially in the form of Exhibit D attached hereto.

“Regulated Holder” means any holder of the Company’s Securities that is (or that is a Subsidiary of a bank holding company that is) subject to the various provisions of Regulation Y of the Board of Governors of the Federal Reserve Systems, 12 C.F.R., Part 225 (or any successor to Regulation Y).

[***] Confidential Treatment Requested

“Regulatory Allocations” has the meaning set forth in Section 4.4.

“Regulatory Problem” means (i) any set of facts or circumstances wherein it has been asserted by any Governmental Authority, including any governmental regulatory agency (or a Class A Member reasonably believes based on advice of its regulatory counsel or regulators that there is a material risk of such assertion) that such Person (or any bank holding company or other regulated bank entity that controls such Person) is not entitled to hold, or exercise any material right with respect to, all or any portion of the Membership Interests of the Company which such Person holds or (ii) when such Person and its Affiliates would own, control or have power (including voting rights) over a greater quantity of Membership Interests of the Company than is permitted under any law or regulation or any requirement of any Governmental Authority applicable to such Person or to which such Person is subject.

“Renewable Energy Monthly Report” means a report delivered pursuant to Section 8.4(g) and substantially in the form of Exhibit E attached hereto.

“Representatives” has the meaning set forth in Section 7.7(a).

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor entity.

“Securities” with respect to any Person, such Person’s capital stock or limited liability company interests or any options, warrants or other Securities which are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or limited liability company interests (whether or not such derivative Securities are issued by the Company). Whenever a reference herein to Securities refers to any derivative Securities, the rights of an Equity Investor shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative Securities.

“Securities Act” means the Securities Act of 1933 or any successor statute, as amended from time to time.

“Semi-Annual Period” means the six-month periods ending each July 1 and January 1; provided that the first Semi-Annual Period shall commence on the Effective Date and end on January 1, 2014.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax Information” has the meaning set forth in Section 7.7(b).

“Tax Matters Member” has the meaning set forth in Section 8.7(a).

“Tax Return” has the meaning set forth in Section 8.7(c).

“Taxable Year” means the taxable year of the Company for federal income tax purposes.

“Terminated Member” has the meaning set forth in Section 9.2(h).

“Third Party” means a Person other than a Member or an Affiliate of a Member.

“Third Party Payment” has the meaning set forth in Section 5.4(b).

“Transfer” means, as to any Asset (including, without limitation, the Units), a sale, assignment, conveyance, gift, exchange, lease or other disposition or transfer of such Asset, whether effected voluntarily, involuntarily or by operation of Applicable Law (including, a merger, conversion or consolidation in which the Person owning such Asset is not the surviving entity).

“Transfer Notice” has the meaning set forth in Section 9.1(d).

“Transferee” means a Person to which a Transfer is made.

“Transferring Member” means a Person making a Transfer.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

“True Up Funding Termination Date” means December 31, 2013.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the States of Delaware and New York.

“Units” means each of the Class A Units and Class B Units. Upon a Transfer by any Member in accordance with the provisions of this Agreement of any portion of such Member’s Membership Interest, the assignee shall receive from the Transferring Member a number of Units of the relevant class equal to the percentage of the Membership Interest so Transferred multiplied by the total number of Units owned by the Transferring Member immediately prior to the Transfer.

“Value” means, with respect to any Asset of the Company, such Asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Value of any Asset contributed by a Member to the Company shall be the gross Fair Market Value of such Assets, as agreed to by the Members; provided, that the initial Value of the Assets contributed to the Company pursuant to Section 3.2 shall be the Appraised Value of Assets;

(ii) The Value of all Assets of the Company shall be adjusted to equal their respective gross Fair Market Values, as determined by the Members, as provided within Treasury Regulation Section 1.704-1(b)(2)(iv)(f); provided, however, that any such adjustments (other than pursuant to the liquidation (as defined for purposes therein) of the Company) shall be made only if the Managing Member reasonably determines, with the Consent of the Members, that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided, further, however, that no such adjustments shall be made upon any Capital Contribution made pursuant to Section 3.3(a) or (b) hereof;

(iii) The Value of any Asset distributed to any Member shall be the gross Fair Market Value of such Asset on the date of distribution (taking Code Section 7701(g) into account), as the Managing Member shall reasonably determine, with the Consent of the Members;

(iv) The Value of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) (consistent with subparagraph (vi) of the definition of “Profits” and “Losses” and Section 4.3(f)); provided, however, that the Value shall not be adjusted pursuant to this clause (iv) to the extent the Members determine that an adjustment pursuant to clause (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv); and

(v) If the Value of an Asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) of this definition, such Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Profits and Losses.

1.2 Other Definitional Provisions

(a) Construction. As used herein, singular shall include the plural, the masculine gender shall include the feminine and neuter, feminine gender shall include the masculine and neuter and the neuter gender shall include the masculine and feminine unless the content otherwise indicates.

(b) References. References to Articles and Sections are intended to refer to Articles and Sections of this Agreement, and all references to Exhibits and Schedules are intended to refer to Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes. Information contained in any Schedule shall be deemed contained in each and every other schedule without requiring repetition thereof. The term “including” means

“including, without limitation.” Any date specified for action that is not a Business Day shall mean the first Business Day after such date. Any reference to a Person shall be deemed to include such Person’s permitted successors and assigns. Any reference to any document or documents shall be deemed to refer to such document or documents as amended, amended and restated, modified, supplemented or replaced from time to time. Whenever a Person is to determine that something is “satisfactory to,” “acceptable to,” or “to the satisfaction of” such Person, the determination may not be made in bad faith.

ARTICLE II

THE COMPANY

2.1 Continuation of Limited Liability Company. The parties hereto hereby continue the Company formed on February 19, 2013, as a limited liability company pursuant to the Act. The rights and obligations of the Members shall be as provided in the Act, except as otherwise expressly provided herein. The Managing Member shall from time to time execute or cause to be executed all such certificates, instruments and other documents, or cause to be done all such filings, as the Managing Member may deem necessary or appropriate to operate, continue or terminate the Company as a limited liability company under the laws of the State of Delaware and to qualify the Company to do business in such states where such qualification is necessary or desirable.

2.2 Name. The name of the Company is, and the business of the Company shall continue to be conducted under the name of 2013B ESA Holdco, LLC or such other name or names as the Managing Member may designate from time to time, with the Consent of the Members. The Managing Member shall take any action that it determines is required to comply with the Act, assumed name act, fictitious name act, or similar statute in effect in each jurisdiction or political subdivision in which the Company proposes to do business and the Members agree to execute any documents requested by the Managing Member in connection with any such action.

2.3 Principal Office. The Company shall maintain a principal office which shall initially be located at the Class B Equity Investor’s principal place of business, located at 1299 Orleans Drive, Sunnyvale, CA 94089. The Managing Member may change the principal office of the Company from time to time upon written notice to the Members.

2.4 Registered Office; Registered Agent. The name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The address of the Company’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

2.5 Purposes. The purpose of the Company is to own the Facility Company, which will develop, own, operate, maintain and repair the Facilities, for the purpose of producing electricity; to cause the Facility Company to sell electricity and renewable energy credits produced by the Facilities; to enter into, comply with, perform its obligations and enforce its rights, and cause the Facility Company to enter into, comply with, perform their obligations and enforce their rights, under this Agreement and the Facility Documents; and to engage in and perform any and all activities necessary, incidental, related or desirable to allow the Facility Company, to produce and sell electricity and renewable energy credits from the Facilities. The Company shall not engage in any activity or own any Assets that are not directly related to the Company’s purpose as set forth in this Section 2.5. The Company shall not allow the Facility Company to engage in any activity or own any Assets other than as required in connection with the Facility Company’s ownership and operation of the Facilities.

2.6 Term. The Company shall continue in existence until December 31, 2071 unless earlier dissolved and terminated in accordance with this Agreement.

2.7 Title to Property. Title to Company or Facility Company Assets, as applicable, whether tangible or intangible, shall be held in the name of the Company or the Facility Company, as applicable, and no Member, individually, shall have title to or any interest in such property by reason of being a Member. Membership Interests of each Member shall be personal property for all purposes.

2.8 Units; Certificates of Membership Interest; Applicability of Article 8 of UCC. Membership Interests shall be represented by Units, divided into Class A Units (in the case of Class A Interests) and Class B Units (in the case of Class B Interests). The Membership Interests represented by Class A Units and Class B Units shall have the respective rights, preferences and designations ascribed to such Units in this Agreement. The Members hereby specify, acknowledge and agree that all Units (and the Membership Interests represented thereby) are securities governed by Article 8 and all other provisions of the Uniform Commercial Code, and pursuant to the terms of Section 8-103(c) of the Uniform Commercial Code, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code. All Units (and the Membership Interests represented thereby) shall be represented by certificates substantially in the form attached hereto as Exhibit B, shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof in compliance with this Agreement, as the Managing Member may from time to time determine.

ARTICLE III

CAPITAL CONTRIBUTIONS AND PAYMENTS

3.1 Class A Interests; Capital Contributions of the Class A Members. On the Effective Date and each Initial Funding Date thereafter, Firstar shall make the Investor Initial Funding Contribution to be made by it with respect to the applicable Tranche pursuant to the terms and conditions set forth in the Equity Capital Contribution Agreement. In consideration of such Investor Initial Funding Contributions and the Investor True Up Funding Contributions to be made by the Investor pursuant to the Equity Capital Contribution Agreement, on the Effective Date Firstar shall be issued Class A Units in the amount set forth opposite its name in Exhibit A and be admitted to the Company as a Class A Member. The Class A Members shall be entitled to the allocations, distributions and other rights as are prescribed for the Class A Members in this Agreement. Each Class A Member’s Capital Account balance as of the Effective Date and each Initial Funding Date thereafter with respect to its Membership Interest shall be as indicated on Exhibit A hereto.

3.2 Class B Interests; Capital Contributions of the Class B Member. On the Effective Date and each Initial Funding Date thereafter, the Class B Member shall make the Class B Member Initial Funding Date Contribution to be made by it with respect to the applicable Tranche pursuant to the terms and conditions set forth in the Equity Capital Contribution Agreement. In addition, the Class B Member shall hold Class B Units in the amount set forth opposite its name in Exhibit A. The Class B Member shall be entitled to the allocations, distributions and other rights as are prescribed for the Class B Member in this Agreement. The Class B Member’s additions to its Capital Account as of the Effective Date and each Initial Funding Date thereafter (and the Class B Member’s Capital Account as of the Effective Date and each Initial Funding Date thereafter) are shown on Exhibit A hereto, which amounts include the Value of property contributed by the Class B Member to the Company prior to and on such dates.

3.3 Additional Capital Contributions and Payments.

(a) On each True Up Funding Date, the Class A Members shall make their respective Capital Contributions to the Company with respect to the applicable Tranche pursuant to the terms and conditions of the Equity Capital Contribution Agreement.

(b) On each True Up Funding Date, the Class B Member shall make its Capital Contribution to the Company and deposit the Initial Maintenance Reserve Amount in the Maintenance Reserve Account with respect to the applicable Tranche pursuant to the terms and conditions of the Equity Capital Contribution Agreement.

(c) The Company shall apply the True Up Funding Date Contributions set forth in clauses (a) and (b) above in accordance with Section 2.6 of the Equity Capital Contribution Agreement, and each Member’s Capital Account shall be adjusted in accordance with Section 4.1

(d) On each Distribution Date prior to the Class A Flip Point, following the deposit of funds by the Facility Company into the Maintenance Reserve Account pursuant to the terms of the Accounts Agreement, the Class B Member shall make a Capital Contribution to the Company for deposit by the Company in the Maintenance Reserve Account in an amount equal to any shortfall in the amount otherwise available to fund and maintain the Adjusted Maintenance Reserve Amount in the Maintenance Reserve Account as of that Distribution Date, except to the extent that such shortfall results from a payment default by a PPA Customer under a Power Purchase Agreement.

(e) The Company shall pay, on behalf of the Facility Company, from funds in the Maintenance Reserve Account, (i) any invoices relating to stack replacements delivered by the Seller under the MESPSA, promptly following submission of such invoices to the Company by the Facility Company, (ii) the amount of the Primary Service Fees (as defined in the MESPSA) to be paid by the Facility Company with respect to each Facility through the first three quarters following the date that such Facility is Placed in Service (as defined in the MESPSA) and (iii) to the extent any funds remain in the Maintenance Reserve Account, the invoice delivered by the Seller under the MESPSA in connection with the Maintenance Reserve Account Release Date (as defined in the MESPSA), promptly following submission of such invoice to the Company by the Facility Company.

3.4 No Other Required Capital Contributions. Except as provided in Sections 3.3, 3.6 and 5.4(b), no Member shall be obligated to make Capital Contributions in excess of the amount of such Member’s required Capital Contribution made on the Effective Date or any additional Initial Funding Date or True Up Funding Date thereafter.

3.5 No Right to Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member may require a return of its Capital Contributions or the payment of interest thereon from the Company or from another Member.

3.6 Class B Member Capital Contributions in Excess of Appraised Value. Notwithstanding anything else to the contrary within this Agreement or the Equity Capital Contribution Agreement, in the event that the Fair Market Value of Facilities, as determined pursuant to a Subsequent Facility Appraisal, is less than the Purchase Price for such Facilities as determined under the MESPSA, then for purposes of this Agreement:

(a) The portion of the Initial Funding Date Contributions and True Up Funding Date Contributions of the Class B Member equal to such excess shall not be treated as a Capital Contributions made by the Class B Member for any purpose under this Agreement, and any return of all or any portion of such amount pursuant to Section 5.1(b) shall not be treated as a distribution, including, in each case, for purposes of calculating and maintaining Capital Accounts.

(b) The Company shall not treat any such excess amount as having been paid for, or creating any tax basis in, any Facility or another other asset for federal income tax purposes.

(c) The Company shall not take any Depreciation in respect of that excess amount.

ARTICLE IV

CAPITAL ACCOUNTS; ALLOCATIONS

4.1 Capital Accounts. The Company shall maintain for each Member a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-l(b)(2)(iv). Each Member’s Capital Account shall be maintained in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited the Member’s Capital Contributions, such Member’s distributive share of Profits and items of income and gain under Section 4.2 and any items in the nature of income or gain which are specially allocated to the Member pursuant to Section 4.3, Section 4.4 and Section 10.2(a) and the amount of any Company liabilities assumed by the Member or which are secured by any Company Asset distributed to such Member.

(b) To each Member’s Capital Account there shall be debited the amount of cash and the Value of any Company Asset distributed to such Member pursuant to any provision of this Agreement or the Equity Capital Contribution Agreement, such Member’s distributive share of Losses and items or loss and deduction under Section 4.2 and any items of loss and deduction which are specially allocated to the Member pursuant to Section 4.3, Section 4.4 and Section 10.2(a) and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In determining the amount of any liability for purposes of the foregoing subsections (a) or (b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Treasury Regulations.

(d) In the event any Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

This Section 4.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and 1.704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations. The Managing Member also shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(q).

4.2 Profits and Losses. For purposes of maintaining Capital Accounts, after making the allocations provided under Section 4.3, all items of Company income, loss, gain, deduction and credit for any Fiscal Year will be allocated among the Members as follows

(a) General Allocations. Except as provided in the following subsections (b) through (d) of this Section 4.2, Profits and Losses and constituent items of Company income, gain, loss, and deduction thereof, shall be allocated among the Members for each Fiscal Year or part of a Fiscal Year as follows:

(i) For each Fiscal Year of the Company or portion thereof that ends on or before the first full Fiscal Year of the Company, 99% to the Class A Members, pro rata according to their respective Class A Units and 1% to the Class B Members, pro rata according to their respective Class B Units; and

(ii) Subject to Section 4.2(b), for each Fiscal Year of the Company or portion thereof that ends after the first full Fiscal Year of the Company, to the Members as necessary to produce, as nearly as possible, an Adjusted Capital Account balance for each Member immediately following the end of that Fiscal Year, after adjusting their Capital Accounts for the items described in (4), (5) and (6) of Treasury Regulation section 1.704-1(b)(2)(ii)(d), to equal the amount of hypothetical Available Cash that would be distributed to such Member if (x) each Company Asset were sold immediately after the end of such Fiscal Year or portion thereof for an amount equal to the sum of (i) the Value of the Asset at such time (for the avoidance of doubt without making any adjustment to such Values at such time pursuant to clause (ii) of the definition of “Value” herein), plus (ii) the Company Minimum Gain and Member Nonrecourse Debt Minimum

Gain to which the asset is subject at such time, plus (iii) the amount of the basis adjustments that would be made in respect of the Membership Interests pursuant to Code section 50(c) (to the extent not already taken into account pursuant to the Company Minimum Gain under clause (ii)), (y) the Company immediately paid all its remaining liabilities, and (z) the Company liquidated.

(b) Loss Limitation. Except as provided in the following subsections (c) and (d) of this Section 4.2, if, at the end of any for any Fiscal Year of the Company or portion thereof, the Adjusted Capital Account balance of the Class B Members is less than the remaining amount distributable in the future to the Class B Members under Sections 5.1(a)(i) and (b)(i) because Losses (or items of loss and deduction) for any Fiscal Year of the Company or portion thereof could not be allocated to the Class A Members without causing them to have a deficit in their Adjusted Capital Account balances, and consequently such Losses (or items of loss or deduction) were instead allocated to the Class B Members, then any Profits (and items of income or gain) that would otherwise be allocated to the Class A Member shall instead be allocated to the Class B Member until the aggregate amount of such Profits (or items of income or gain) so allocated for all periods under this Section 4.2(b) equals the aggregate amount of such Losses (or items of loss or deduction) so allocated to the Class B Member for any Fiscal Years of the Company or portion thereof.

(c) Items in Connection with Liquidation. Except as provided in the following subsections (d) through (e) of this Section 4.2, Profits and Losses and any other items of income, gain, loss or deduction, shall be subject to any special allocation to be made pursuant to Section 10.2(a)(v).

(d) Items in Connection with Class A Withdrawal, Conditional Class A Withdrawal, or Class A Partial Redemption.

(i) Upon a Class A Withdrawal or a Conditional Class A Withdrawal, Company items of income, gain, loss or deduction and credits for the Taxable Year in which the withdrawal occurs (and, if necessary subsequent Taxable Years) shall be specially allocated, first, so as to cause the Capital Account balance of the Class A Members (after adding back the Class A Member’s distributive share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain) to equal the Class A Withdrawal Amount or the Conditional Class A Withdrawal Amount, as applicable. For the period beginning after the Class A Withdrawal of the Conditional Class A Withdrawal and all subsequent Taxable Years, any interest accrued on any Class A Withdrawal Note shall be treated as guaranteed payments under Code section 707(c), any other amounts distributed or paid to the Class A Member as the Class A Withdrawal Amount or principal on the Class A Withdrawal Note shall be treated as payments under Code section 736(b), and any subsequent Company items of income, gain, loss and deduction shall be allocated 100% to the Class B Members.

(ii) Upon a Class A Partial Redemption, Company items of income or gain that are described in Code sections 702(a)(1) through (7), shall be for the Taxable Year in which the partial withdrawal occurs (and, if necessary subsequent Taxable Years) shall be specially allocated, so as to cause the Adjusted Capital Account balance of the Class A Members to equal at least the Class A Investment Balance in respect of the applicable Company Assets for which the Class B ITC Loss Event occurred. For the period beginning after the Class A Partial Redemption and all subsequent Taxable Years, any excess of the Available Cash Flow paid under Section 7.4(d) in respect of the partial redemption of the Class A Interest subject to the Class A Partial Redemption over the Adjusted Capital Account balance of the Class A Members in the Class A Interest so redeemed shall be treated as a guaranteed payment under Code section 707(c), any other amounts distributed or paid to the Class A Member shall be treated as a distribution under Code section 731(a) and any subsequent Company items of income, gain, loss and deduction in respect of the applicable Company Assets for which the Class A Partial Redemption is made, shall be allocated 100% to the Class B Members.

(e) Allocation of ITC. It is the intention of the Members that both (i) the allocations provided in Sections 4.2(a)(i) constitute, for purposes of Treasury Regulations Section 1.46-3(f)(2)(i), the ratio in which the Members divide the general profits of the Company (that is, the taxable income of the partnership as described in Code Section 702(a)(8)) regardless of whether the Company has a profit or a loss for its Taxable Year during which the ITC Eligible Property is placed in service for federal income tax purposes, (ii) any temporary allocations made pursuant to Section 4.2(b) serve only to restore the original economic profit and loss arrangement, while maintaining the requirement for such allocation to be respected under Treasury Regulations Section 1.704-1(b)(3)(iii), and therefore, in the aggregate, any such allocations do not reduce the allocation of the general profits to the Class A Members for purposes of Treasury Regulation Section 1.47-6(a)(2)(i)(b), and (iii) accordingly, the relative shares of the Class A Members and the Class B Members of the basis of ITC Eligible Property for purposes of Treasury Regulation Section 1.47-3(f)(2)(i) is 99% to 1%. Further, it is the intention of the Members that, for purposes of Treasury Regulation Section 1.47-6(a)(2)(i)(b), the allocations provided in Sections 4.2(a) through (d) for Fiscal Years or portions thereof beginning after the Class A Flip Point shall not constitute a reduction in the Class A Members’ interest in the general profits of the Company (that is, the taxable income of the Company as described in Code Section 702(a)(8)) below two-thirds of either the Class A Members’ proportionate interest in the general profits of the Company for the Taxable Year in which the ITC Eligible Property was placed in service for federal income tax purposes before the close of the “estimated useful life” of such ITC Eligible Property (treating the “estimated useful life” of the ITC Eligible Property as ending not earlier than the end of the fifth anniversary of its placed in service date for purposes of Code Section 168).

(f) Guaranteed Payments.

(i) For each Taxable Year for which the Company has a Loss, the Company shall accrue for such Taxable Year, as a guaranteed payment for the use of capital of the Class A Members under Code section 707(c), the amount of the Preferred Distribution to be made to the Class a Members for such Taxable Year.

(ii) For the period beginning after the Class A Withdrawal or the Class A Partial Redemption and all subsequent Taxable Years, any earnings accrued on any Class A Withdrawal Amount or Class A Partial Redemption Amount shall be treated as a guaranteed payment of the use of the capital of the Class A Members under Code section 707(c), and any other amounts distributed or paid to the Class A Members as the Class A Withdrawal Amount or Class A Partial Redemption Amount shall be treated as payments under Code section 736(b).

4.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Article IV, except as provided in Treasury Regulation Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Article IV, except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) [Intentionally Omitted].

(d) [Intentionally Omitted].

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year shall be specially allocated to the Members 99.0% to the Class A Members, pro rata according to their respective Class A Units and 1.0% to the Class B Members pro rata according to their respective Class B Units.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Taxable Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

(g) Section 754 Adjustments. If the Company distributes property to a Member in liquidation of the Membership Interest of the Member and there is an adjustment in the adjusted tax basis of Company property under Section 734(b) of the Code, such that the first sentence of Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies, there will be a corresponding adjustment to the Capital Account of the Member receiving the distribution. If the Company distributes cash to a Member in excess of its outside basis in its Membership Interest, leading to an adjustment in the inside basis of the Company property under Section 734(b) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2), then solely for purposes of adjusting Capital Accounts of the Members, the adjustment in the inside basis will be treated as gain or loss and be allocated among the Members in accordance with Section 4.2, as in effect at the time of the adjustment. This provision is intended to comply with Treasury Regulation Sections 1.704-1(b)(2)(iv)(m)(2) and (4).

4.4 Curative Allocations. The allocations required under Section 4.3(a) through (e) and (g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provisions of this Article IV, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, deduction and credit among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred and all Company items were allocated pursuant to Section 4.2 and Section 10.2(a)(v).

4.5 Income Tax Allocations.

(a) Except as otherwise provided in this Section 4.5, for federal, state and local income tax purposes each item of income, gain, loss and deduction of the Company shall be allocated to the Members in the same manner as such items are allocated for book purposes pursuant to this Article IV.

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Value (computed in accordance with the definition of Value) using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

(c) In the event the Value of any Company Asset is adjusted pursuant to subparagraph (ii) of the definition of Value, subsequent allocations of income, gain, loss, and deduction with respect to such Asset shall take account of any variation between the adjusted basis of such Asset for federal income tax purposes and its Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder, using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

(d) Any items of loss or deduction attributable to property contributed by a Member shall to the extent of an amount equal to the excess of (i) the federal income tax basis of such property at the time of its contribution over (ii) the Value of such property at such time, be allocated in its entirety to such contributing Member and the tax basis of such property for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the contributing Member) shall be equal to its Value.

(e) Allocations pursuant to this Section 4.5 are solely for federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

4.6 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this Article IV and Section 10.2(a) and hereby agree to be bound by the provisions of this Article IV and Section 10.2(a) in reporting their shares of Company income and loss for income tax purposes, unless otherwise required by law or the IRS.

(c) The Company shall not report any portion of the Facility Debt as “recourse” debt for purposes of Code Section 752 or as Member Nonrecourse Debt allocable to the Class B Member. The Company shall allocate 100% of the “excess” Nonrecourse Liabilities of the Company for purposes of Treasury Regulation Section 1.752-3(a)(3) in accordance with how the Base Case Model sets forth that the deductions attributable to such remaining Nonrecourse Liabilities will be allocated among the Members, taking into account the allocations required under Section 4.5 above (provided that such ratio shall be neither greater than 99.0% nor less than 4.95% for the Class A Members in any Fiscal Year).

(d) To the extent permitted by Treasury Regulation Section 1.704-2(h)(3), the Managing Member shall endeavor to treat distributions of Available Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase a negative Adjusted Capital Account (after taking into account the adjustments under Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) for any Member.

(e) The Members acknowledge and agree that, for federal and state income tax purposes, the Company shall report (in a manner consistent with the Base Case Model) (i) electrical production as tangible property produced by the Company for purposes of Treasury Regulations Section 1.263A-1(a)(3)(ii), including the required capitalization into the cost of goods sold of cost recovery deductions pursuant to Treasury Regulations Section 1.263A-1(a)(3)(ii)(I), and (ii) that each Power Purchase Agreement is a service contract under Code section 7701(e), and the Company shall prepare the federal income tax returns and its applicable state income tax returns in a manner consistent with such treatment.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions of Available Cash Flow. Subject to Article Two of the Equity Capital Contribution Agreement and Section 10.2(a)(iv) and (v), Available Cash Flow shall be distributed for each Semi-Annual Period to the Members, in the following order and priority:

(a) Subject to Sections 5.1(c), prior to the Class A Flip Point:

(i) First, to the Class B Members pro rata in accordance with their respective Class B Units until they have received cumulative distributions under this Section 5.1(a)(i) for all periods on or prior to the Class A Flip Point, equal to the aggregate amount of the Capital Contributions made by the Class B Members on or prior to the Distribution Date, minus their shares of the downward basis adjustments in respect of their allocation of basis of ITC Eligible Property pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(j) (as provided in Section 4.4(f) herein);

(ii) Second, to the Class A Members pro rata in accordance with their respective Class A Units, until they have received cumulative distributions under this Section 5.1(a)(ii) for all periods on or prior to the Class A Flip Point equal to 99% of the cumulative sum, for all Company Taxable Years that end before the Class A Flip Point and that have positive Code section 702(a)(8) net income (if any), of such cumulative Code section 702(a)(8) income of the Company; and

(iii) Thereafter, to the Class B Members pro rata in accordance with their respective Class B Units.

(b) Subject to Sections 5.1(c), on and after the Class A Flip Point:

(i) First, to the Class A Members and the Class B Members, pro rata in accordance with their respective Post-Flip Sharing Percentages, until the Class B Members have received cumulative distributions under Section 5.1(a)(i) and this Section 5.1(b)(i) for all periods equal to the difference between the aggregate amount of the Capital Contributions made by the Class B Members on or prior to the Distribution Date, minus their shares of the downward basis adjustments in respect of their allocation of basis of ITC Eligible Property pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(j) (as provided in Section 4.2(e) herein);

(ii) Second, to the Class A Members pro rata in accordance with their respective Class A Units, until they have received cumulative distributions under this Section 5.1(b)(ii) and Section 5.1(a)(ii) for all periods equal the greater of (A) 99% of the cumulative sum, for all Company Taxable Years that end before the Class A Flip Point and that have positive Code section 702(a)(8) net income (if any), of such cumulative Code section 702(a)(8) income of the Company, and (B) the Minimum Profits Distribution Amount; and

(iii) Thereafter, to the Class A Members and the Class B Members, pro rata in accordance with their respective Post-Flip Sharing Percentages.

Provided, notwithstanding anything to the contrary in the foregoing Section 5.1(a) or (b), the Company shall accrue as a guaranteed payment for capital, and pay on each Distribution Date, prior to making any distribution pursuant to Sections 5.1(a) or (b), any balance of accrued but unpaid Preferred Distributions for prior periods, and, second, the Preferred Distribution that accrued for the current period, in each case to the Class A Members, pro rata, in proportion to their respective Class A Units for the relevant period.

(c) If the aggregate Capital Contributions made by the Class A Member on a True Up Funding Date exceed the applicable Investor Contribution Amount, then 100% of Available Cash Flow shall be distributed 100% to the Class A Member until the Class A Member has received cumulative Available Cash Flow pursuant to this Section 5.1(c) equal to such excess.

5.2 Limitation. The distributions described in this Article V shall be made only from Available Cash Flows and only to the extent that there shall be sufficient Available Cash Flows to enable the Managing Member to make payments in accordance with the terms hereof. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of Membership Interest if such distribution (including a return of Capital Contributions) would violate the Act or any other Applicable Law.

5.3 Withholding. Notwithstanding any other provision of this Agreement, the Company shall comply with any withholding requirements under any Applicable Law and shall remit amounts withheld to, and file required forms with, applicable taxing authorities. To the extent that the Company is required to withhold and pay over any amounts to any taxing authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution of cash to such Member in the amount of such withholding. In the event of any claimed over withholding, Members shall be limited to an action against the applicable taxing authority. If an amount required to be withheld was not withheld from an actual distribution, the Company may reduce subsequent distributions by the amount of such required withholding and any penalties or interest thereon. Each Member agrees to furnish to the Company such forms or other documentation as is reasonably necessary to assist the Company in determining the extent of, and in fulfilling, its withholding obligations.

5.4 Satisfaction of Certain Obligations Under Article XI. Without limiting the rights and remedies of beneficiaries under the Guaranty:

(a) Upon receipt of a notice of a Class A Investor Claim pursuant to Section 11.1, Section 11.2 or Section 11.3, any Class B Member or its Affiliates shall have the right to cure such asserted breach and no such cure shall be an acknowledgement or agreement as to the existence or amount of such Class A Investor Claim. Within [***] days following receipt of such notice, the Class B Members shall notify the relevant indemnified parties, all other Members and the Company in writing whether the Class B Members agrees with or disputes all or a portion of such Class A Investor Claim, specifying the amount, if any, so agreed to. If the Class B Members do not deliver such notice within the time specified, the Class B Members shall be deemed to have delivered a notice on the [***] day from its receipt of notice of the Class A Investor Claims disputing the entire amount of such Class A Investor Claim.

(b) To the extent that any Damages result from the Facility Company or the Company being held liable to a Third Party for the payment of any amounts as a result of any breach by Guarantor, the Class B Equity Investor (whether in its capacity as the Class B Member, the Managing Member, the Tax Matters Member or otherwise), the Company, the Facility Company or their respective Affiliates of their respective representations or warranties or covenants or obligations contained in this Agreement, the Equity Capital Contribution Agreement or the ASA (each such payment a “Third Party Payment”), and such Third Party Payment creates an item of deduction or loss or amortizable or depreciable basis for the Company for Capital Account purposes, then, on or before the first cash distribution under Section 5.1 made by the Company after the date on which the Class B Members deliver or are deemed to have delivered their notice under Section 5.4(a), the Class B Members shall make a Capital Contribution to the Company in an amount equal to the full amount of the Third Party Payment (or, if applicable, such lesser amount as shall have been agreed between the Class B Members and the applicable indemnified persons or such amount as shall have been finally determined by a court of competent jurisdiction).

(c) Notwithstanding the provisions of Section 5.1, with respect to any Damages relating to a Class A Investor Claim (other than as to which Section 5.4(b) applies and as to which the Capital Contribution required by Section 5.4(b) has been made or paid into the Escrow), commencing with the first cash distribution under Section 5.1 made by the Company following the date that is [***] days following the date that the Class B Members agree with the Class A Investor Claims, and in each case until the date on which payment in full of the relevant Damages (or, if applicable, such lesser amount as shall have been agreed between the Class B Members and the applicable indemnified Persons or such amount as shall have been finally determined by a court of competent jurisdiction) has been made as hereafter provided in this Section 5.4(c) or as otherwise paid by the Class B Members or any of their Affiliates, (1) any distributions as to which the Class B Members and any of their respective Affiliates would otherwise be entitled hereunder shall not be paid to such Class B Member or such Affiliates until the applicable indemnified Persons shall have received payment in full of such Damages (or, if applicable, such lesser amount as shall have been agreed between the Class B Members and the applicable indemnified Persons or such amount as shall have been finally determined by a court of competent jurisdiction), and (2) all Available Cash Flow otherwise payable to the Class B

[***] Confidential Treatment Requested

Members and their respective Affiliates shall be paid over to the applicable indemnified Persons to the extent necessary to pay in full such Damages (or, if applicable, such lesser amount as shall have been agreed between the Class B Members and the applicable indemnified Person or such amount as shall have been finally determined by a court of competent jurisdiction). Upon receipt by the applicable indemnified Persons of the payment in full of such Damages (or, if applicable, such lesser amount as shall have been agreed between the Class B Members and the applicable indemnified Person or such amount as shall have been finally determined by a court of competent jurisdiction), the distributions and Available Cash Flow shall resume being distributed as required by the provisions of Section 5.1, subject to the application of this Section 5.4 to other Class A Investor Claims for Damages and the application of Section 5.5.

(d) If the Class B Members or their respective Affiliates dispute all or a portion of any Damages in excess of $[***] then any Capital Contributions that the Class B Members or their Affiliates would have to make with respect to any Third Party Payment or for other Damages, and any distributions as to which the Class B Members or their respective Affiliates would otherwise be entitled hereunder, as applicable, in each case up to the amount of such disputed Damages, shall be paid into an escrow (the “Escrow”) maintained at a commercial bank that is a member of the Federal Reserve System organized under the laws of the United States or any state thereof and has a combined capital and surplus of at least $1,000,000,000 (the “Escrow Agent”) pursuant to an escrow agreement in such Escrow Agent’s customary form and providing as follows:

(i) funds paid into such Escrow shall be invested in Cash Equivalents (such escrowed funds together with the earnings thereon being referred to herein as the “Escrowed Funds”);

(ii) Escrowed Funds shall be disbursed by the Escrow Agent as follows:

(A) Upon the Escrow Agent’s receipt of a written notice from the Class B Members or their Affiliates, as applicable, and the applicable indemnified Persons, the Escrow Agent shall disburse Escrowed Funds to the party or parties, and in the amount or amounts, specified in such joint written notice; and

(B) Upon receipt by the Escrow Agent of a judgment or order of a court of competent jurisdiction regarding all matters relating to such Class A Investor Claims, and, if there exists a right of appeal therefrom, the expiration of the time for appealing such judgment or order without appeal of such judgment or order by any party, the Escrow Agent shall disburse the Escrowed Funds as specified in or consistent with such judgment or order.

(iii) The Class B Members or their Affiliates shall pay the Escrow Agent’s fees and charges related to the Escrow unless the amount finally determined to be payable to the indemnified Persons pursuant to subclauses (A) or (B) above is less than 75% of the amount claimed by the indemnified Persons, in which case, the indemnified Persons making the Class A Investor Claims shall bear all of the Escrow Agent’s fees and charges.

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(e) Amounts paid or distributed to the indemnified Persons pursuant to this Section 5.4 shall be deemed distributed to the Class B Members and immediately paid by the Class B Members to the applicable indemnified Person. Such amount shall be grossed up and paid on an after-tax basis (assuming the highest marginal federal income tax rates then applicable to corporations and an assumed combined state and local income tax rate of 3.0% for purposes of a gross up).

(f) The Members, for themselves, their Affiliates, successors and permitted assigns, agree that, notwithstanding anything to the contrary herein or in any other agreement, including the Guaranty, (i) except as hereinafter provided, the provisions of this Section 5.4 and Article XI shall be the indemnified Persons’ sole and exclusive means of recovery in respect of this Agreement, the Equity Capital Contribution Agreement and the Management Services Agreement for such Damages, and (ii) the indemnified Persons will not bring any action or proceeding, or take any other action, to recover any such Damages except as provided by this Section 5.4 and Article XI.

ARTICLE VI

MANAGEMENT

6.1 Managing Member.

(a) The Class B Equity Investor is hereby appointed by the Members as the initial Managing Member of the Company. Except as provided in Section 6.2 or as otherwise expressly provided herein, the Managing Member shall conduct, direct and exercise control over all activities of the Company, and shall have full power and authority on behalf of the Company to manage and administer the business and affairs of the Company and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company (including, without limitation, taking all necessary actions to cause the Company to, and to cause the Company to cause the Facility Company to, perform their respective obligations and enforce their respective rights under the Facility Documents to which it is a party and to otherwise carry out their respective purposes) without the need for approval by or any other consent from any Member, including, but not limited to, the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business. Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member, no Member shall have any authority to bind the Company; provided, that, for the avoidance of doubt, the Class A Members shall have the right to cure certain “Events of Default” under the Financing Documents in accordance therewith and the Interparty Agreement.

(b) Notwithstanding any other provision of this Article VI, in the event of the occurrence of an emergency, the Managing Member will be entitled, without having to obtain the consent of any other Member, to cause the Company to take any action that the Managing Member deems appropriate, consistent with prudent operating practices, in order to protect the interests of the Company or the Facility Company, or as required by Applicable Law (including causing the Facility Company to take any action that the Managing Member deems appropriate, consistent with prudent operating practices). It is agreed that an emergency has occurred when the Managing Member reasonably believes that the interests of the Company or Facility Company could be materially and adversely affected if such action is not taken as soon as possible, including but not limited to act of God, flood, earthquake, lightning, ice and ice storms, hurricanes, tornadoes, other natural disaster or environmental catastrophe, fire, explosion, accident, war, riot, civil disturbance, blockade or act of a public enemy.

6.2 Standard of Care; Required Consents.

(a) In carrying out its duties hereunder, the Managing Member (i) shall cause the Company to cause the Facility Company to operate the Facility and cause the Administrator to operate and manage the Facility, in accordance with the Facility Documents; provided, that, in performing such obligations, the Managing Member shall (A) exercise such care, skill and diligence as a reasonably prudent business company of established reputation engaged in the business of generating electricity from fuel cells would exercise in the conduct of its business and for the advancement or protection of its own interests and (B) perform such duties in accordance with applicable fuel cell industry standards, taking into account, prior to the occurrence of the Class A Flip Point, the Applicable Laws with respect to the ITC, and (ii) in instances not involving the operation or management of the Facility, shall act in good faith and in a manner reasonably believed to be in the best interests of the Company.

(b) Notwithstanding any other provision of this Agreement to the contrary, the Managing Member may not take any of the following actions without having first obtained the Consent of the Class A Members (such consent not to be unreasonably withheld or delayed):

(i) Do any act in contravention of this Agreement or of the organizational documents of the Facility Company;

(ii) Cause the Company to engage in any business or activity that is not within the purpose of the Company, as set forth in Section 2.5, or to change such purpose, or cause the Facility Company to engage in any business or activity that is not within the purpose of the organizational documents of the Facility Company or cause the Facility Company to change such purpose;

(iii) Cause the Company to be treated other than as a partnership for United States federal income tax purposes (including by electing under Treasury Regulation Section 301.7701-3 to be classified as an association) or cause the Facility Company to be treated as anything other than a disregarded entity;

(iv) Make any tax election, or cause the Company or the Facility Company to make any tax election, other than as provided herein;

(v) Admit any additional Member to the Company except as permitted under Section 9.1 hereof, or cause any additional member to be admitted to the Facility Company except upon the exercise by the lenders of their rights under the Financing Documents to foreclose on the Facility Company’s membership interests;

(vi) Cause the Company or the Facility Company to permit (A) possession of property of the Company or the Facility Company, as applicable, by any Member (unless such action is taken pursuant to the express terms of the Facility Documents), (B) the assignment, transfer or pledge of rights of the Company or the Facility Company in specific property of the Company or the Facility Company, as applicable, for other than a Company or Facility Company purpose or other than for the benefit of the Company or the Facility Company, or (C) any commingling of the funds of the Company or the Facility Company with the funds of any other Person;

(vii) Cause the Company or the Facility Company to voluntarily and permanently remove a Facility (or a part of a Facility) from service (other than a removal from service caused by a force majeure event or casualty or pursuant to the terms of Section 2.4 or 12.7 of the MESPSA);

(viii) Cause the Company or the Facility Company to require the repurchase or reacquisition of a Facility (or part of a Facility) pursuant to the terms of Section 3.2(c), 5.7(b), 5.8 or 12.3 of the MESPSA;

(ix) Upon the occurrence and during the continuation of an “Event of Default” under and as defined in the Financing Documents, and prior to the expiration of the applicable Investor Cure Period (as such term is defined in the Interparty Agreement) with respect to such “Event of Default”, causing the Company or the Facility Company to execute or consent to any amendment to any Financing Document that would materially adversely affect the Company, the Facility Company or any Member;

(x) In the case of a foreclosure sale pursuant to the Financing Documents, (A) the purchase, lease or other type of acquisition by Bloom Energy Corporation, or any Subsidiary thereof, of the membership interests in, or any Assets of, the Facility Company (unless the applicable event of default under the Financing Documents giving rise to such foreclosure sale resulted from a default by the Class A Member of a funding obligation under the Equity Capital Contribution Agreement or this Agreement) or (B) the entry by Bloom Energy Corporation, or any Subsidiary thereof, into any agreement with the purchaser of the membership interests in, or any Assets of, the Facility Company which grants Bloom Energy Corporation, or any Subsidiary thereof, operation or control of any Facility (unless the applicable event of default under the Financing Documents giving rise to such foreclosure sale resulted from a default by the Class A Member of a funding obligation under the Equity Capital Contribution Agreement or this Agreement); or

(xi) If pursuant to Section 2.4(c) of the Equity Capital Contribution Agreement, the Class A Member has not acknowledged and agreed in writing that no amount is due and payable by the Facility Company under the MESPSA Initial Invoice, MESPSA Final Invoice and/or otherwise under the MESPSA or for other applicable Facility Costs for the relevant Tranche, or that the full amount due and payable by the Facility Company under the MESPSA Initial Invoice, MESPSA Final Invoice and/or otherwise under the MESPSA for the relevant Tranche has been paid, pay any amount from the Account or pledge the Account.

(xii) Seek any private letter ruling from the IRS relating to the transactions contemplated hereunder.

(c) The Managing Member shall not take any of the following actions prior to the date that is the earliest of (x) the consummation of a Buyout Event with respect to the Class A Units or the purchase by the Class B Member of the Class A Units pursuant to the Purchase Option, (y) the withdrawal of the Class A Member pursuant to Section 7.4 and (z) [***] years after the Class A Flip Point, without having first obtained the written Consent of the Class A Members (such consent not to be unreasonably withheld or delayed):

(i) Except as provided in the Financing Documents and the Facility Documents, borrow, or cause the Company or the Facility Company to borrow, any money in the name or on behalf of the Company or the Facility Company, as applicable, in excess of $[***] in the aggregate, or execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness in excess of $[***] in the aggregate, except the Managing Member may borrow, or cause the Company or the Facility Company to borrow money in the name and on behalf of the Company or the Facility Company, as applicable, in such amounts as the Managing Member shall reasonably determine are necessary to preserve and protect the Company’s or the Facility Company’s property upon the occurrence of an accident, catastrophe or similar event or to comply with all applicable environmental laws, ordinances, rules and regulations;

(ii) Except as provided in the Financing Documents and the Facility Documents and except for Permitted Encumbrances, mortgage, pledge, assign in trust or otherwise encumber, or cause the Company or the Facility Company to mortgage, pledge, assign in trust or otherwise encumber, any Company or Facility Company property, or to assign, or cause the Company the Facility Company to assign any monies owing or to be owing to the Company or the Facility Company except to secure the payment of any borrowing permitted hereunder and except for customary liens contained in or arising under any operating agreements, construction contracts and similar agreements executed by or binding on the Company or the Facility Company with respect to amounts not yet due or not yet delinquent (or, if delinquent, that are being contested by the Managing Member, the Company or the Facility Company in good faith and for which adequate reserves have been set aside in accordance with GAAP) or except for statutory liens for amounts not yet due or not yet delinquent (or, if delinquent, that are being contested by the Managing Member, the Company or the Facility Company in good faith and for which adequate reserves have been set aside in accordance with GAAP); provided, that in no event shall the Managing Member mortgage, pledge, assign in trust or otherwise encumber the Company’s right to receive Capital Contributions from the Members;

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(iii) Except as provided in the Financing Documents and the Facility Documents, guarantee, or cause the Company or the Facility Company, as applicable, to guarantee, in the name of or on behalf of the Company or the Facility Company, the payment of money or the performance of any contract or other obligation of any person in excess of $[***] in the aggregate;

(iv) Sell, lease, transfer, assign or distribute any interest in the Facility Company or cause the Company or the Facility Company to sell, lease, transfer, assign or distribute, (i) a Facility or (ii) any Asset or related group of Assets with a Fair Market Value in excess of $[***] in one or a related series of transactions, except, in the case of each of clauses (i) or (ii), pursuant to the Power Purchase Agreements or pursuant to Section 2.4, 3.2(c), 3.6(b), 5.7(b), 5.8, 12.3 or 12.7 of the MESPSA;

(v) Enter into, or cause the Company or the Facility Company to enter into: (A) any amendment, modification, waiver or termination of any Facility Document or any agreement with an Affiliate of the Managing Member; (B) any substitution or replacement of any Facility Document or any agreement with an Affiliate, (C) any additional Facility Document or agreement with an Affiliate, in each case if such amendment, modification, waiver, termination, substitution, replacement or addition could reasonably be expected to have a Material Adverse Effect on the Company;

(vi) Remove the Administrator of the Facilities or appoint a new operator of the Facilities, or cause the Company or the Facility Company to remove the Administrator or to appoint a new operator;

(vii) Make, or cause the Company or the Facility Company to make, any advance payments of compensation or other consideration to the Managing Member or any of its Affiliates;

(viii) Merge or consolidate, or cause the Company or the Facility Company to merge or consolidate, the Company or the Facility Company with any Member or other Person or entity, convert, or cause the Company or the Facility Company to convert, the Company or the Facility Company to a general partnership or other entity, or agree to an exchange of interests with any other Person, or acquire all or substantially all of the Assets or stock of any other Person;

(ix) Compromise or settle, or cause the Company or the Facility Company to compromise or settle, any lawsuit, administrative matter or other dispute where the amount the Company or the Facility Company may recover or might be obligated to pay, as applicable, is in excess of $[***] in the aggregate, or which includes consent to the award of an injunction, specific performance or other equitable relief;

[***] Confidential Treatment Requested

(x) Loan any funds of the Company or the Facility Company to any Person;

(xi) Cause the Company or the Facility Company to hire any employees, enter into or adopt any bonus, profit sharing, thrift, compensation, option, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or employees of the Company or the Facility Company, as the case may be;

(xii) Cause the Company or the Facility Company to change its methods of accounting as in effect on the Effective Date, except as required by GAAP, or take any action, other than reasonable and usual actions in the ordinary course of business or specifically contemplated under the Facility Documents to which it is a party, with respect to accounting policies or procedures, unless required by GAAP;

(xiii) Cause the Company or the Facility Company to take or omit to take any action that would result in a material breach or an event of default, or that would permit or result in the acceleration of any obligation or termination of any right, under any Facility Document;

(xiv) Cause the Company or the Facility Company to consent to or approve any action which requires the consent of the Facility Company that would result in or require an adjustment to the annual operating budget for the Facility Company considered in the aggregate, and not on a line-item basis, in excess of 10% other than the following actions: (A) scheduled loan repayments, payments to the DSR Account, mandatory prepayments, retention of working capital reserves and payments to the Distribution Suspense Account, pursuant to the Financing Documents and (B) any deviation from the annual operating budget that is compensated for under the warranty provisions of the MESPSA.

(xv) Cause the Company or the Facility Company to commingle the Assets of the Facility Company with the Assets of any entity other than the Company or invest any funds of the Facility Company in any investments other than Permitted Investments;

(xvi) Cause the Company or the Facility Company to engage in any speculative energy trading;

(xvii) Enroll any portion of the real property comprising the site of the Facility in the U.S. Department of Agriculture’s Conservation Reserve Program; or

(xviii) Receive (1) any grants from the United States, a state, a political subdivision of a state, or any other Governmental Authority for use in constructing or financing any Facility or with respect to which the Class B Member, the Company, the Facility Company, or any Facility is the beneficiary. (2) any proceeds of any issue of state or local government obligations used to provide financing for any Facility the interest on which is exempt from tax under Code Section 103, (3) any subsidized energy financing (within the meaning of Code Section 45(b)(3)), directly or indirectly, under a federal, state, or local program provided in connection with any Facility.

Notwithstanding anything contained herein to the contrary, for so long as any indebtedness or Obligations remain outstanding under the Financing Documents, each Member hereby acknowledges that the consent of certain parties to the Financing Documents, such as the Facility Lender, may be required in connection with the Facility Company taking certain actions.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Managing Member may not take any of the following actions without having first obtained the written Consent of the Members:

(i) Cause the Company or the Facility Company to change its respective legal form, recapitalize, liquidate, wind up or dissolve (other than in accordance with this Agreement), or declare itself Bankrupt; or

(ii) Amend, supplement or otherwise modify Section 2.5 or any of the definitions of capitalized terms used therein.

(e) Prior to the dissolution of the Company under the terms of this Agreement, the Managing Member shall devote such time and effort to the Company’s business as may be necessary to adequately promote the interests of the Company and the mutual interests of the Members.

(f) Notwithstanding any other provision of this Agreement to the contrary, at the written direction of the Class A Member, the Managing Member shall require the repurchase or reacquisition of all or part of a Facility, in each case, pursuant to the terms of Section 3.2(c), 5.7(b), 5.8 or 12.3 of the MESPSA.

6.3 Removal of Managing Member.

(a) The Managing Member will be subject to removal as Managing Member upon [***] days’ notice by the Consent of the Class A Members if the Managing Member (x) has engaged in gross negligence, willful misconduct or fraud, or (y) has performed any action or omitted to take any action that is in breach or violation of this Agreement and which could reasonably be expected to cause a Material Adverse Effect on the Company or the Facility Company, or (z) is declared Bankrupt; provided, however, that in the case of clause (y), the Managing Member shall have the opportunity to cure such breach or violation within [***] days of receiving notice of such breach; provided, further, that if such breach or violation cannot be cured within such period, and the Managing Member is proceeding with diligence to cure such breach, the [***] day cure period shall be extended by an additional [***] days, for a total cure period of [***] days.

(b) If the Managing Member is so removed, the Consent of the Members shall be required to elect a successor Managing Member to succeed to all the rights, and to perform all of the obligations, set forth for the Managing Member hereunder. The Member selected as the successor Managing Member shall be an entity that is experienced and reputable in operating fuel cell facilities.

[***] Confidential Treatment Requested

6.4 Indemnification and Exculpation.

(a) To the fullest extent permitted by Applicable Law, the Managing Member and its respective officers, directors, employees and agents shall be exculpated from, and the Company shall indemnify such Persons from and against, all Claims any of them incur by reason of any act or omission performed or omitted by such Person in a manner reasonably believed to be consistent with its rights and obligations under Applicable Law and this Agreement; provided, however, that this indemnity does not apply to Claims that are attributable to the gross negligence, willful misconduct or fraud of such Person or a breach by the Managing Member or the Class B Member or any Affiliate thereof of its covenants or representations set forth in any Investment Document or any Facility Document.

(b) To the fullest extent permitted by Applicable Law, expenses to be incurred by an indemnified Person under this Section 6.4 shall, from time to time, be advanced by or on behalf of the Company prior to the final disposition of any matter upon receipt by the Company of an undertaking from a Person with sufficient credit capacity to repay such amount if it shall be determined that the indemnified Person is not entitled to be indemnified under this Agreement.

6.5 Company Reimbursement. The Company shall directly pay and reimburse the Managing Member for all Company Reimbursable Expenses incurred from time to time.

ARTICLE VII

RIGHTS AND RESPONSIBILITIES OF MEMBERS

7.1 General. The rights and responsibilities of the Members shall be as provided in the Delaware Certificate, this Agreement and the Act.

7.2 Member Voting Rights. Except as provided in Sections 6.2(b), 6.2(c) and 6.2(d) and as otherwise expressly provided in this Agreement or as required by the Act, the consent of the Members shall not be required and the Managing Member (and not the other Members) shall have all right, power and authority to do for, on behalf of, and in the name of the Company, all things that the Managing Member deems necessary, proper or desirable to carry out its duties and responsibilities. Without limitation of the foregoing, to the extent that the consent of the Members is express required by this Agreement or the Act, except as provided in Sections 6.2(b), 6.2(c) and 6.2(d) or as otherwise expressly provided in this Agreement, the Consent of the Members shall constitute approval by, or the authorization of, any action by or on behalf of the Company that expressly requires a vote, consent, approval or action of or an election by the Members; provided, that, without the prior written approval of each Member adversely affected thereby, no such consent shall (i) modify the limited liability of a Member; (ii) require a Member to provide funds to the Company, by loan, contribution or otherwise (or amend any of the conditions to making any loan or contribution); (iii) alter the interest of any Member in Capital Accounts, Profits, Losses, distributions or Available Cash Flow; or (iv) amend, supplement or otherwise modify Sections 6.2(b), 6.2(c), 6.2(d), or this Section 7.2, or, in each case, any of the definitions of capitalized terms used therein.

7.3 Member Liability.

(a) To the fullest extent permitted under the Act and under Applicable Law as currently or hereafter in effect, no Member shall have any personal liability whatsoever, whether to the Company or to its creditors for the debts, obligations, expenses or liabilities of the Company, whether arising in contract, tort or otherwise, which shall be solely the debts, obligations or liabilities of the Company, or for any of its losses, in excess of the value of such Member’s Capital Account, except as expressly provided herein.

(b) A Member shall be liable only to make its Capital Contributions as provided herein and in the Equity Capital Contribution Agreement and shall not be required to restore a deficit balance in its Capital Account, except as provided in Section 10.3. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members or the Managing Member for liabilities of the Company.

7.4 Withdrawal.

(a) Except as otherwise provided in this Agreement, no Member shall be entitled to: (i) voluntarily withdraw from the Company; (ii) withdraw any part of such Member’s Capital Contributions from the Company; (iii) demand the return of such Member’s Capital Contributions; or (iv) receive property other than cash in return for such Member’s Capital Contribution.

(b) Notwithstanding any other provision of this Agreement, any Class A Member shall have the right, at any time during the [***] month period after the first anniversary of the Class A Flip Point, to resign and withdraw voluntarily from the Company, in whole but not in part (“Class A Withdrawal”), upon giving the Company and all other Members not less than [***] days’ prior written notice of an election to withdraw (the “Class A Withdrawal Notice”) during such period.

(i) Upon delivery of the Class A Withdrawal Notice, the Class A Member will thereafter have the right to receive an amount (payable in United States dollars), in satisfaction of its entire Class A Interest, equal to the lesser of (a) the Fair Market Value of the Class A Interests as of the date of delivery of the Class A Withdrawal Notice, as determined under the Appraisal Procedure, and (b) the sum of (A) any unpaid Preferred Distributions (whether or not then-accrued), as of the date of delivery of the Class A Withdrawal Notice, and (B) $[***] (the “Class A Withdrawal Amount”).

[***] Confidential Treatment Requested

(ii) The Class A Withdrawal Amount shall be paid to the Class A Member from 99% of the Available Cash Flow of the Company distributed on each Distribution Date on and after the determination of the Class A Withdrawal Amount until such Class A Withdrawal Amount is paid in full. Any distributions of the Available Cash Flow to the Class A Member between the date the Class A Withdrawal Notice is given and the date the Class A Withdrawal Amount is determined shall be applied toward the Class A Withdrawal Amount.

(iii) To the extent the payments described in Section 7.4(b)(ii) do not fully pay the Class A Withdrawal Amount within [***] days of the date the Class A Withdrawal Amount is determined, the Company shall issue a note payable to the Class A Member in a principal amount equal to that shortfall, having a [***] year level monthly amortization at the applicable Federal rate under Section 1274(d) of the Code, and otherwise substantially in the form of Exhibit C (the “Class A Withdrawal Note”). The Class B Members shall pledge their Class B Interests to secure the Class A Withdrawal Note pursuant to a pledge agreement substantially in the same form as the pledge agreement under the Financing Documents.

(iv) Upon the earlier of the payment in full of the Class A Withdrawal Amount under clause (ii) or the issuance of the Class A Withdrawal Note, the Class A Interest of the withdrawing Class A Member shall be canceled and such Class A Member shall be considered to have voluntarily withdrawn for purposes of Section 18-603 of the Act. All reasonable costs associated with the withdrawal of a Class A Member, including but not limited to, legal, accounting, tax preparation and audit costs, shall be borne by the Class B Member.

(c) Notwithstanding any other provision of this Agreement, if as of the True Up Funding Termination Date, the aggregate purchase price for Facilities that have achieved Commencement of Operation does not exceed $[***] then any Class A Member shall have the right, at any time thereafter, to resign and withdraw voluntarily from the Company, in whole but not in part (“Conditional Class A Withdrawal”), upon giving the Company and all other Members [***] days’ written notice of an election to withdraw (the “Conditional Class A Withdrawal Notice”) at the end of such period.

(i) Upon delivery of the Conditional Class A Withdrawal Notice, the Class A Member will thereafter have the right to receive an amount (payable in United States dollars), in satisfaction of its entire Class A Interest, equal to the lesser of (a) the Fair Market Value of the Class A Interests as of the exercise date, as determined under the Appraisal Procedure, and (b) the sum of (i) the aggregate Class A Investment Balance, determined for all Facilities, on or before the date of delivery of the Conditional Class A Withdrawal Notice, plus (ii) any unpaid Transaction Expenses of the Class A Member (the “Conditional Class A Withdrawal Amount”).

(ii) The Conditional Class A Withdrawal Amount shall be paid to the Class A Member from 99% of the Available Cash Flow of the Company

[***] Confidential Treatment Requested

distributed on each Distribution Date on and after the determination of the Conditional Class A Withdrawal Amount until such Conditional Class A Withdrawal Amount is paid in full. Any distributions of the Available Cash Flow to the Class A Member between the date the Conditional Class A Withdrawal Notice is given and the date the Conditional Class A Withdrawal Amount is determined shall be applied toward the Conditional Class A Withdrawal Amount.

(iii) To the extent the payments described in Section 7.4(c)(ii) do not fully pay the Conditional Class A Withdrawal Amount within [***] days of the date the Conditional Class A Withdrawal Amount is determined, the Company shall issue a note payable to the Class A Member in a principal amount equal to that shortfall, having a [***] year level monthly amortization at the applicable Federal rate under Section 1274(d) of the Code, and otherwise substantially in the form of Exhibit C (the “Conditional Class A Withdrawal Note”). The Class B Members shall pledge their Class B Interests to secure the Conditional Class A Withdrawal Note pursuant to a pledge agreement substantially in the same form as the pledge agreement under the Financing Documents.

(iv) Upon the earlier of the payment in full of the Conditional Class A Withdrawal Amount under clause (ii) or the issuance of the Conditional Class A Withdrawal Note, the Class A Interest of the withdrawing Class A Member shall be canceled and such Class A Member shall be considered to have voluntarily withdrawn for purposes of Section 18-603 of the Act. All reasonable costs associated with the withdrawal of a Class A Member, including but not limited to, legal, accounting, tax preparation and audit costs, shall be borne by the Class B Member.

(d) If either (i) any Facility is repurchased or reacquired pursuant to Section 2.4, 3.2(c), 3.6(b), 5.7(b), 5.8, 12.3 or 12.7 of the MESPSA, or (ii) the Class A Member does not give the written acknowledgement and agreement provided in Section 2.4(c) of the Equity Capital Contribution Agreement in respect of a Facility (each a “Class A Partial Redemption Event”), then notwithstanding any other provision of this Agreement, any Class A Member shall have the right, at any time during the [***] month period following each Class A Partial Redemption Event, to partially redeem and withdraw voluntarily from the Company, (a “Class A Partial Redemption”), upon giving the Company and all other Members prior written notice of an election to withdraw (the “Class A Partial Redemption Notice”) during such period. Upon such Class A Partial Redemption, the Value of all Assets of the Company shall be adjusted to equal their respective gross Fair Market Values, as determined by the Members pursuant to clause (ii) of the definition of “Value”. Upon delivery of the Class A Partial Redemption Notice, the Class A Member will thereafter have the right to receive an amount (payable in United States dollars), in satisfaction of that part of its Class A Interest in Company Assets for which the Class A Partial Redemption Event occurred, equal to the lesser of (i) the Class A Investment Balance in respect of the applicable Company Assets and (ii) its Adjusted Capital Account balance (the “Class A Partial Redemption Amount”). Upon a Class A Partial Redemption Event, any and all Available Capital Income Cash Flow and Available PPA Termination Cash Flow shall be retained

[***] Confidential Treatment Requested

by the Company and not distributed until the earlier of the delivery of the Class A Partial Redemption Notice and the end of the [***] month period for which that notice may be given. The Class A Partial Redemption Amount shall be paid to the Class A Member from 99% of the Available Cash Flow of the Company distributed on each Distribution Date on and after the determination of such Class A Partial Redemption Amount until such amount is paid in full. Upon the payment in full of the Class A Partial Redemption Amount, that portion of the Class A Interest of the withdrawing Class A Member in respect of the applicable Company Assets shall be canceled, such Class A Member shall be considered to have voluntarily partially withdrawn for purposes of Section 18-603 of the Act, and such Class A Member shall have no interest in respect of those Company Assets (including any proceeds therefrom). All reasonable costs associated with the partial withdrawal of a Class A Member, including but not limited to, legal, accounting, tax preparation and audit costs, shall be borne by the Class B Member.

7.5 Member Compensation. No Member shall receive any interest, compensation or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement or the ASA.

7.6 Other Ventures. Notwithstanding any other provision of this Agreement or any duty existing at law or in equity, the Members (including the Managing Member) and their respective Affiliates at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, including other business ventures competitive with, or of the same type and description as, the Company and the Facility Company, independently or with others.

7.7 Confidential Information.

(a) With respect to each of the Company and the Members, except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement or otherwise with respect to the Facility Company or the Facility, such Member will not itself use or intentionally disclose (and will not permit the use or disclosure by any of its Affiliates, any of the officers, directors or employees of it or its Affiliates (collectively, “Representatives”), or any of its advisors, counsel and public accountants (collectively, “Advisors”)), directly or indirectly, any of the Facility Documents, this Agreement or other confidential information in respect of the transactions contemplated hereby (“Confidential Information”); provided, that (i) any such Member and its Affiliates, Representatives and Advisors may use and disclose Confidential Information to such Member’s Affiliates, Representatives and Advisors and to any other Member and its Affiliates, Representatives and Advisors, (ii) any such Member and its Affiliates, Representatives and Advisors may use and disclose Confidential Information that (A) has been publicly disclosed or is publicly known (other than by such Member or any of its Affiliates, Representatives or Advisors in breach of this Section 7.7), (B) has come into the possession of such Member or any of its Affiliates, Representatives or Advisors other than in connection with the transactions contemplated by this Agreement, or (C) has been independently developed by such Member or any of its Affiliates, Representatives or Advisors without use of information obtained under this Agreement, (iii) to the extent that that such disclosure is required by law, a subpoena or any other applicable legal process or by a Governmental Authority having jurisdiction over such Member or its Affiliates,

[***] Confidential Treatment Requested

such Member may disclose Confidential Information provided that in such case such Member shall, unless otherwise prohibited by law, (1) give prompt notice to the other Members that such disclosure is or may be required and (2) cooperate in protecting such confidential or proprietary nature of the Confidential Information which must so be disclosed; provided, that no such notification shall be required in respect of any disclosure to bank, insurance or financial industry regulatory authorities having jurisdiction over such Member or its Affiliates, (iv) disclosures to lenders, potential lenders or other Persons providing financing to the Company or to the Facility Company or to their respective representatives and advisors, any Member or any Affiliate of any Member and potential purchasers of equity interests in the Company, any Member or any Affiliate of any Member are permitted if such Persons have agreed to abide by the terms of this Section 7.7 or have otherwise entered into an agreement with restrictions on disclosure substantially similar to the terms of this Section 7.7 (or in the case of advisors, are otherwise bound by professional or legal obligations of confidentiality), (v) any such Member and its Affiliates, Representatives and Advisors may disclose Confidential Information, and make such filings, as may be required by this Agreement or the Facility Documents, (vi) any Member which is an insurance company or an Affiliate thereof may disclose such information to the National Association of Insurance Commissioners and any rating agency requiring access to its portfolio, (vii) the Class B Equity Investor and its Affiliates, Representatives and Advisors may disclose Confidential Information relating to the Facilities (but not Confidential Information relating to any Member) to lenders, potential lenders or other Persons providing financing to any Person developing or proposing to develop the remaining phases of the Facilities and potential purchasers of equity interests in such Person or potential power or renewable energy credits purchasers from such Persons, or to any Person in connection with the operation of the Facilities, and (viii) any such Member may disclose Confidential Information to the United States Department of Treasury, the IRS or any state taxing authority in connection with any communication regarding the tax consequences of the Facilities, Facility Company’s ownership and operation of the Facilities, Company’s ownership of an interest in the Facility Company or such Member’s ownership of an interest in the Company; provided, that such Member shall, as soon as practicable, notify the Class B Equity Investor of such disclosure, furnish a copy of any written material provided to the IRS or any state taxing authority to the Class B Equity Investor and, if practicable, afford the Class B Equity Investor reasonable opportunity to comment on the proposed disclosure (but for the avoidance of doubt the Class B Equity Investor will not have the right to consent to such proposed disclosure). A Member’s obligations pursuant to this Article VII shall survive the Transfer of its Units. Notwithstanding anything herein to the contrary, the Class B Equity Investor and any of its Affiliates (including Affiliates formed subsequent to the date hereof) may use any operational data with respect to the Facilities for the purpose of researching, analyzing, designing, improving, developing, manufacturing, installing, modifying or operating other fuel cell-powered electric generating facilities, whether similar to or different from the Facilities.

(b) The foregoing obligations shall not apply to the tax treatment or tax structure of the transactions contemplated hereby and each Member (and any employee, representative, or agent of any Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all other materials of any kind (including opinions or other tax analysis) that are provided to any Member relating to such tax treatment and tax structure (all such information that may be disclosed being the “Tax Information”). However, any such Tax Information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The preceding sentences are intended to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provision) of the Treasury Regulations issued under the Code and shall be construed in a manner consistent with such purpose. For purposes of this provision, the Tax Information includes only those facts that may be relevant to understanding the purported or claimed U.S. federal income tax treatment or tax structure of the transactions contemplated hereby and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any Company, any Member or the Class B Equity Investor (or potential member), or any other third parties involved in any of the transactions contemplated hereby or any other potential transactions with any of the foregoing.

(c) Except as otherwise permitted by this Section 7.7, no Member shall include in a press release or otherwise disclose (other than as required to be included in a filing to any bank, insurance or financial industry regulatory authority having jurisdiction over such Member, its affiliates, permitted transferees, any security exchange or the Securities Exchange Commission or as required by Applicable Law) the name of any Member as an equity investor or potential equity investor without the prior written consent of such Member which consent shall not be unreasonably withheld.

(d) If the Company or any subsidiary thereof is required at any time to make any regulatory filing that identifies by name, or otherwise relates specifically to, any Member or any of its Affiliates or permitted transferees, then the Company shall submit (or the Company shall cause its subsidiary to submit) an advance draft of such regulatory filing to such Member or its Affiliate or permitted transferee, as applicable, and each such Member shall cooperate and shall provide such information as is necessary to complete such filing. Such Member (or its Affiliate or permitted transferee, as applicable) shall have the right to provide comments to such regulatory filing as it relates to such Member (or its Affiliate or permitted transferee), and the Company or its subsidiary shall incorporate or accommodate, prior to submitting such filing, such comments.

(e) If any Member is required at any time to make any regulatory filing (other than a filing to any bank, insurance or financial industry regulatory authority having jurisdiction over such Member or its affiliates) that identifies by name, or otherwise relates specifically to, any other Member, then such Member shall submit an advance draft of the relevant portions of such regulatory filing to such other Member. Such other Member shall have the right to provide comments to such regulatory filing as it relates to such other Member, and the Member making such filing shall incorporate or accommodate, prior to submitting such filing, such comments.

ARTICLE VIII

ADMINISTRATIVE AND TAX MATTERS

8.1 Intent for Income Tax Purposes. The Members intend that the Company be treated as a partnership for federal, state and local income tax purposes and that it be operated in a manner consistent with such treatment, but that the Company not be operated or treated as a “partnership” for any other purpose, including, but not limited to, Section 303 of the Federal Bankruptcy Code, and the provisions of this Agreement may not be construed to suggest otherwise. The Members intend that the Facility Company be treated as a disregarded entity for federal, state and local tax purposes.

8.2 Books and Records. The Company’s books of account shall be prepared and maintained in accordance with generally accepted accounting principles for the type of business of the Company. The Managing Member shall cause to be kept, at the principal place of business of the Company, full and proper ledgers and other books of account of all receipts and disbursements and other financial activities of the Company, including the following documents:

(a) A copy of the certificate of formation of the Company and the Facility Company and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed;

(b) Copies of the Company’s and the Facility Company’s federal, state and local income tax or information returns and reports (including any information or reports pertaining to any tax elections made by the Company or the Facility Company), if any, for the six (6) most recent Taxable Years of the Company;

(c) Copies of the Prior LLC Agreement, this Agreement and all amendments thereto;

(d) Copies of the constituent documents in respect of the Facility Company;

(e) Financial statements, including a consolidated balance sheet and consolidated statements of income (or loss), of the Company and its consolidated subsidiaries for, to the extent applicable, each of the six (6) most recent Fiscal Years, including quarterly and monthly internal consolidated financial statements of the Company; and

(f) The Company’s books and records for at least the current and, to the extent applicable, the past three (3) Fiscal Years.

8.3 Information and Access Rights. The Members and their respective agents will have the right, at their sole risk and expense and upon reasonable prior notice to the Managing Member, to inspect the Facilities and all relevant books and records relating thereto and make copies thereof. Any such inspection will be conducted during normal business hours and so as not to unreasonably interfere with the business of the Managing Member.

8.4 Reports. The Managing Member shall, at the Company’s expense, deliver, or caused to be delivered to each Member, the following reports, information and financial statements at the times indicated below:

(a) Annually, within [***] days after the end of each calendar year (as such dates may be extended or waived by the applicable Members), audited consolidated financial statements and report for the Company and its consolidated subsidiaries, prepared by the Certified Public Accountant, prepared on a GAAP basis effective as of the end of the immediately-preceding year, including a consolidated balance sheet and consolidated statements of income, members’ equity and changes in cash flows (the “Annual Report”) and accompanied by a report of such accounting firm stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements and Annual Report of the Company and its consolidated subsidiaries fairly present the Company’s and its consolidated subsidiaries’ cash flows, results of operations and changes in financial position on a GAAP basis;

(b) Within [***] days after the end of each calendar quarter, unaudited quarterly financial statements of the Company and its consolidated subsidiaries for such period and portion of the calendar year then ended, all in reasonable detail and fairly presenting the financial position of the Company and its consolidated subsidiaries, as of the end of such quarter, on a GAAP basis, subject to lack of footnotes and normal year-end adjustments;

(c) Annually, within [***] days after the end of each calendar year, audited consolidated financial statements and report for Guarantor and its consolidated subsidiaries, prepared by an independent national accounting firm selected by Guarantor, prepared on a GAAP basis effective as of the end of the immediately-preceding year, including a consolidated balance sheet and consolidated statements of income, members’ equity and changes in cash flows, in each case accompanied by a report of such accounting firm stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements fairly present Guarantor’s and its consolidated subsidiaries cash flows, results of operations and changes in financial position on a GAAP basis;

(d) Within [***] days after the end of each calendar quarter, unaudited quarterly financial statements of the Guarantor and its consolidated subsidiaries for such period and portion of the calendar year then ended, all in reasonable detail and fairly presenting the financial position of the Guarantor and its consolidated subsidiaries, as of the end of such quarter, on a GAAP basis, subject to lack of footnotes and normal year-end adjustments;

(e) Quarterly, within [***] days after the end of each calendar quarter, a report setting forth (1) the kilowatt hours of electricity produced and sold during such quarter from the Facility, (2) the revenues and expenses of the Facility for the most recent available quarter, (3) in the case of the calendar quarters ending after January 31st, the same information set forth in (1) through (2) on a cumulative basis since the beginning of the Fiscal Year, and (4) a quarter and year to date performance versus budget, variance analysis and a short narrative regarding key operating events and issues;

[***] Confidential Treatment Requested

(f) Quarterly, within [***] days after the end of each calendar quarter, a Quarterly Renewable Energy Certificate for such period, substantially in the form of Exhibit D attached hereto;

(g) Monthly, within [***] days after the end of each calendar month, starting as of the date of the first Funding Date until the date that Commencement of Operations has occurred for each Facility, a Renewable Energy Monthly Report for such month, in the form of Exhibit E attached hereto;

(h) Annually, within [***] days prior to the start of each calendar year, the annual capital and operating budgets for the Company and the Facility Company;

(i) Promptly upon becoming aware of any such event or circumstance, notice of (i) any material litigation pending or, to the knowledge of the Managing Member, threatened against the Facility Company or the Company and (ii) any material event of default under the Facility Documents;

(j) Within [***] days after renewal, copies of policies of insurance maintained by or on behalf of the Company or any of its subsidiaries, including current certificates of insurance; and

(k) Promptly following any request therefor, such other reports and information in the possession of the Managing Member as reasonably requested by the Members and such other reports reasonably requested by and paid for by the requesting Member to the extent external costs are incurred with respect to the preparation of such reports.

8.5 Permitted Investments. All cash of the Company may only be invested and reinvested in one of the following investment alternatives (“Permitted Investments”) (but not directly or indirectly in any “public utility” or “holding company” as defined in the FPA unless any applicable FERC approval has been obtained):

(a) Direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America;

(b) Obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any of the following: Export-Import Bank of the United States, Federal Housing Administration or other agency or instrumentality of the United States;

(c) Interest-bearing demand or time deposits (including certificates of deposit) which are either:

(i) insured by the Federal Deposit Insurance Corporation, or

(ii) held in banks and savings and loan associations, having general obligations rated at least “AA” or equivalent by S&P or Moody’s, or if not so

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rated, secured at all times, in the manner and to the extent provided by law, by collateral security described in clauses (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested;

(d) Obligations of any state of the United States or any agency or instrumentality of any of the foregoing which are rated at least “AA” by S&P or at least “Aa” by Moody’s;

(e) Commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than 90 days from the date of creation thereof but excluding any such commercial paper issued by any Member or any Affiliate of the Managing Member; or

(f) Any other investments agreed to by the Members and the Managing Member.

8.6 Tax Elections. The Managing Member shall make the following federal income tax elections on the appropriate Company tax returns:

(a) To the extent permitted under Code Section 706, to elect the calendar year as the Company’s Taxable Year;

(b) To elect the accrual method of accounting;

(c) To elect to amortize any organizational and start-up expenses of the Company ratably over a period of [***] months as permitted by Code Sections 709(b);

(d) To make any election necessary to claim an ITC equal to at least the ITC Amount;

(e) If a distribution of the Company’s property as described in Section 734 of the Code occurs or a transfer of Membership Interest as described in Section 743 of the Code occurs to elect pursuant to Section 754 of the Code to adjust the basis of the Company’s properties;

(f) To elect out any and all “bonus depreciation” otherwise available in respect of the Facilities under Section 168(k) of the Code;

(g) As shall be directed by the Class A Member in writing to the Managing Member at least one Business Day before such election must be made by the Company:

(i) To elect the straight line method in respect to one or more classes of Company property under Code Section 168(b)(5), and/or

(ii) To elect the alternative depreciation system in respect of one or more classes of Company property under Section 168(g)(7) of the Code; and/or

(iii) To elect to exclude any Company property from Code section 168 under Section 168(f)(1) of the Code and use a method of depreciation described in Code Section 168(f)(1)(B); and

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(h) To elect under Section 6231(a)(1)(B)(ii) of the Code and the Treasury Regulation thereunder to treat the Company as a partnership to which the provisions of Sections 6221 through 6234 of the Code, inclusive, apply.

(i) To elect to include “advance payments” made to the Project Company in accordance with Treasury Regulation Section 1.451-5(b)(1)(ii) and comply with all associated requirements thereunder, including the reporting obligation set forth in Treasury Regulation Section 1.451-5(d).

The Managing Member shall make no other tax elections for the Company, except as otherwise provided herein, without the written Consent of the Members, such consent not to be unreasonably withheld; provided, however, that the Managing Member may, subject to the limitation that the Tax Return shall be filed no later than August 1st of the year following the Company’s Taxable Year, elect to extend the time for filing any Company tax return as provided for under the Code and applicable State statutes; and provided, further, however, based upon current Knowledge of the facts pertaining to the transaction as of the date hereof, the Company will not report the transaction to the IRS as a “reportable transaction” pursuant to Code Section 6111, the relevant Treasury Regulations and any other administrative authorities or pronouncements, in each case as they exist on the date hereof (provided, however, that if such facts or law change in a manner affecting the reportability of the transaction, the specific covenant within this proviso shall not be applicable to the Company). Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of any state Applicable Law. No Member, Managing Member, officer or agent of the Company is authorized to, or may, file IRS Form 8832 (or such alternative or successor form) to elect to have the Company or the Facility Company classified as a corporation for federal income tax purposes under Regulation Section 301.7701-3. The Managing Member shall, in addition, affirmatively take such action within its control as may be necessary or required to maintain the status of the Company as a partnership and the Facility Company as a disregarded entity for federal, state and local income tax purposes.

8.7 Tax Matters Member and Company Tax Filings.

(a) The Class B Equity Investor shall be, and so long as it continues to be the Managing Member, shall continue to be, the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”); provided, that if the Class B Equity Investor is no longer the Managing Member, the Person selected as the successor Managing Member pursuant to Section 6.3(b) shall appoint a new Tax Matters Member. At the request of any other Member, the Tax Matters Member shall take such action as may be necessary to cause, to the extent possible, such other Member to become a “notice partner” within the meaning of Sections 6231(a)(8) and 6223 of the Code. The Tax Matters Member shall provide the Members all notices and other written communications received by the Tax Matters Member from the IRS or sent by the Tax Matters Member to the IRS, relating to the Company. The Tax

Matters Member shall provide the Members with reasonable opportunity to review and comment on any written communications to the IRS. The Tax Matters Member shall provide Members with prompt written notice of all meetings or conferences with the IRS and the Members shall have the right to attend all such meetings and conferences at their expense.

(b) Without the Consent of the Class A Members, the Tax Matters Member shall not (i) commence a judicial action (including filing a petition as contemplated in Section 6226(a) or 6228 of the Code) with respect to a federal income tax matter or appeal any adverse determination of a judicial tribunal; (ii) enter into a settlement agreement with the IRS; (iii) intervene in any action as contemplated by Section 6226(b) of the Code; (iv) file any request contemplated in Section 6227 of the Code; or (v) enter into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of Code. Subject to the immediately preceding sentence, the Tax Matters Member shall have the right to defend against any proposed adjustments with respect to any “partnership item” (as defined in Section 6231(a)(3) of the Code) in the manner provided, and to the extent consistent with, Sections 6221 through 6223 of the Code and the Treasury Regulations issued thereunder. With respect to any other partnership item of the Company not covered by the two preceding sentences, if any Member intends to file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of any such partnership item of the Company, or to file a petition under Sections 6226, 6228 or other Sections of the Code with respect to any such partnership item or any other tax matter involving the Company, such Member shall, at least [***] days prior to any such filing, notify the other Members of such intent, which notification must include a reasonable description of the contemplated action and the reasons for such action. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including, if relevant, the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c) The Tax Matters Member shall prepare, or cause to be prepared, and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Tax Matters Member all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be timely prepared and filed. The Tax Matters Member shall prepare, or cause to be prepared, the Company’s federal income tax return (including K-1s) (the “Tax Return”) on a basis consistent with this Agreement and the assumptions contained in the Base Case Model, except to the extent such inconsistency is the result of either (x) an ITC Loss Event, or (y) any final determination under a federal income tax audit or administrative or judicial proceeding of such a federal income tax return for a prior period making an adjustment to an item of such federal income tax return (provided that such audit or administrative or judicial proceeding is prosecuted by the Company materially in the manner required by this Section 8.7) (a “Consistent Return”). The Tax Matters Member shall use commercially reasonable efforts to furnish to the Members, by no later than the [***] days following each Taxable Year, the Tax Return proposed to be filed by the Tax Matters Member. The Tax Matters Member shall furnish to the Members reasonable estimates (broken down by item and character of income, loss, deduction or credit) prior to the date [***] days after the end of the Taxable Year. In the event that the Tax Matters Member anticipates furnishing to the Members a Tax Return that is not a Consistent Return, the Tax Matters Member shall notify the Members in writing no less than [***] days prior to the date on which it intends to furnish such Tax Return that such Tax Return will not

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be a Consistent Return, other than inconsistencies solely relating to variances in the anticipated operating results of the Facilities. If a Tax Return is timely objected to by the Class A Members, the Tax Matters Member shall submit such Tax Return, together with copies of all relevant workpapers used in preparation thereof, to a nationally recognized firm (other than the Certified Public Accountant) of independent public accountants or, if related to a legal matter, a law firm, in each case, selected by the Class A Member. The determination of such independent expert, and the Tax Return as completed by such expert, shall be final and binding on the Members, and the Tax Matters Member shall cause such final Tax Return to be filed. The Company shall bear the costs of the preparation and filing of its returns, including the fees of the independent expert. In no event shall any Tax Return be filed later than August 1st.

(d) The provisions of this Article VIII will survive the termination of the Company or the termination of any Member’s interest in the Company and will remain binding on the Member for the period of time necessary to resolve with the IRS or other federal tax agency any and all federal income tax matters relating to the Company that are subject to Code Sections 6221 through 6233.

8.8 Financial Accounting. Each Member may report the transactions contemplated hereby for financial accounting purposes in such manner as the Member and its accountants may determine appropriate.

8.9 Legend. Until (a) the securities representing ownership of membership interests in the Company are effectively registered under the Securities Act of 1993, as amended, or (b) the holder of such securities delivers to the Company a written opinion of counsel of such holder to the effect that such legend is no longer necessary under the Securities Act of 1933, as amended, the Company will cause each certificate representing its securities to be stamped or otherwise imprinted with the following legend:

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAW OF ANY STATE. SUCH MEMBERSHIP INTEREST MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS CERTIFICATE EVIDENCES AN INTEREST IN 2013B ESA HOLDCO, LLC AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATES OF DELAWARE AND NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OTHER APPLICABLE JURISDICTION.

8.10 Representations, Warranties and Covenants of the Class B Member. The Class B Member represents and warrants on the Effective Date and covenants as follows:

(a) The Class B Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Class B Member has the full limited liability company right, power and authority to perform its obligations hereunder.

(c) This Agreement is a legal valid and binding obligation of the Class B Member enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

(d) Such Member (or if it is a disregarded entity, or if it and its owner are disregarded entities, its owner or its owner’s owner) is and will remain a United States person within the meaning of Section 7701(a)(30) of the Code and is not, and will not become, subject to withholding under Section 1446 of the Code.

(e) That either (A) no part of the aggregate Capital Contributions made by such Member and used by such Member to acquire any Units, constitutes “plan assets” within the meaning of Department of Labor Reg. §2510.3-101 of any “employee benefit plan” within the meaning of Section 3(3) of ERISA, or other “benefit plan investor” (as defined in U.S. Department of Labor Reg. §§2510.3-101 et seq. or in Section 3(42) of ERISA) or assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest or (B) the source of the funding used to pay the Capital Contributions made by such Member is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption 95-60, issued July 12, 1995, and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners “Annual Statement” filed with such Member’s state of domicile.

(f) The Class B Member is and will remain for federal income tax purposes a corporation (and not an S corporation) that is neither a Disqualified Person nor a disregarded entity; provided, however, if, for federal income tax purposes, a Class B Member is a disregarded entity, then each beneficial owner of such Class B Member (or if such beneficial owner is a partnership or disregarded entity, then each beneficial owner of such partnership or disregarded entity) is and will remain an individual or corporation (and not an S corporation or disregarded entity) that is neither a Disqualified Person nor a disregarded entity for federal income tax purposes.

(g) The Class B Member will not take any action that would cause (or fail to take any action within its reasonable control, and not prohibited under any Financing Document or Principal Facility Document to prevent) (i) the Assets of the Company to become (A) except as provided in Section 8.6(g), subject to the alternative depreciation system within the meaning of Section 168(g) of the Code or (B) except as a result of a Class A ITC Loss Event, “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (ii) any portion of the basis of any Facility to be attributable to “qualified rehabilitation expenditures” within the meaning of Section 47(c)(2)(A) of the Code.

(h) Based upon its Knowledge of the facts pertaining to the transaction as of the date hereof, the Class B Member will not report the transaction to the IRS as a “reportable transaction” pursuant to Code Section 6111, the relevant Treasury Regulations and any other administrative authorities or pronouncements, in each case as they exist on the date hereof; provided, however, that if such facts or law change in a manner affecting the reportability of the transaction, this covenant shall not be applicable.

(i) The Class B Member shall not become either a “related person” with respect to any lender under the Financing Documents for purposes of Treasury Regulation Section 1.752- 4(b).

(j) Prior to the Class A Flip Point, the Company shall not become a “related person” to any purchaser under any power purchase agreement for power delivered from a Facility for purposes of Sections 267 or 707 of the Code, assuming the Company is not a “related person” on account of a relationship with any Class A Member or any Affiliate thereof.

8.11 Representations, Warranties and Covenants of the Class A Member. The Class A Member represents and warrants on the Effective Date and covenants to the Class B Member as follows:

(a) It is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) It has the full right, power and authority to perform its obligations hereunder.

(c) This Agreement is a legal valid and binding obligation of such Member enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

(d) It (or if it is a disregarded entity, its owner) is a United States person within the meaning of Section 7701(a)(30) of the Code and is not subject to withholding under Section 1446 of the Code.

(e) That either (A) no part of the aggregate Capital Contributions made by such Member and used by such Member to acquire any Units, constitutes “plan assets” within the meaning of Department of Labor Reg. §2510.3-101 of any “employee benefit plan” within the meaning of Section 3(3) of ERISA, or other “benefit plan investor” (as defined in U.S. Department of Labor Reg. §§2510.3-101 et seq. or in Section 3(42) of ERISA) or assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest or (B) the source of the funding used to pay the Capital Contributions made by such Member is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption 95-60, issued July 12, 1995, and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners “Annual Statement” filed with such Member’s state of domicile.

(f) Based upon its Knowledge of the facts pertaining to the transaction as of the date hereof, it will not report the transaction to the IRS as a “reportable transaction” pursuant to Code Section 6111, the relevant Treasury Regulations and any other administrative authorities or pronouncements, in each case as they exist on the date hereof; provided, however, that if such facts or law change in a manner affecting the reportability of the transaction, this covenant shall not be applicable.

8.12 Survival. The representations, warranties and covenants herein shall be continuing agreements of the Members that made them and shall continue until the termination of this Agreement.

8.13 No Breach of Obligations. Notwithstanding anything to the contrary contained herein, in no event shall it be a breach of the Managing Member’s obligations pursuant to this Article VIII to deliver any report, financial statement or Tax Return within the specified timeframes to the extent any failure to comply with such obligations is attributable to either the failure of any Member to grant or object to any consent required pursuant to the terms hereof necessary to enable the Managing Member to comply with such obligations.

ARTICLE IX

TRANSFERS OF INTERESTS; PURCHASE OPTION; FLIP

9.1 Transfer and Encumbrances of Membership Interests.

(a) General Restriction. A Member may not Transfer or create or allow an Encumbrance (other than a Permitted Encumbrance of the type described in clause (n) of such term’s definition) on all or any portion of its Membership Interest, except in strict accordance with this Section 9.1. References in this Agreement to Transfers or Encumbrances of a “Membership Interest” shall also refer to Transfers or Encumbrances of a portion of a Membership Interest. Any attempted Transfer or Encumbrance of any Membership Interest, other than in strict accordance with this Section 9.1, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Section 9.1 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 9.1 may be enforced by specific performance.

(b) Transfers of Membership Interests.

(i) General Provision. A Member may not Transfer all or any portion of its Membership Interest except by complying with all of the following requirements:

(A) Requirements. The following rules apply:

(1) No Transfer by the Class B Member may be made at any time without the prior written consent of the Class A Members (such consent not to be unreasonably withheld) prior to the date the last Class B Member True Up Date Contribution has been made. Any Transfer by the Class B Member shall be subject to the provisions of Section 9.1(d), and may not be made to any Disqualified Transferee.

(2) No Transfer by the Class A Member may be made at any time prior to the occurrence of the Class A Flip Point without the prior written consent of the Class B Member (such consent not to be unreasonably withheld). Any Transfer by the Class A Member shall be subject to the provisions of Section 9.1(d), and may not be made to a Disqualified Transferee.

(B) Compliance with Requirements. Any such Transfer must comply with the requirements of Section 9.1(b)(iii) and, if the Transferee is to be admitted as a Member, Section 9.1(b)(ii).

(C) Permitted Transfer, Certain Other Transfer. Anything to the contrary in this Section 9.1 notwithstanding,

(1) the provisions of Sections 9.1(b)(iii)(C)(1), 9.1(b)(iii)(F) or 9.1(b)(iv) shall not apply in connection with Transfer by Members holding Class A Interests at any time following December 31, 2018 where the sum of all distributions under Section 5.1 to all Class A Members is less than the sum of all Capital Contributions made to the Company by the Class B Member, and

(2) the provisions of Section 9.1(d) shall apply with respect to any transfer after the Class A Flip Point if (y) the Class B Members have not exercised the Purchase Option pursuant to Section 9.3 or (z) the Class A Member has not exercised its voluntary withdrawal right pursuant to Section 7.4.

(ii) Admission of Transferee as a Member. A Transferee has the right to be admitted to the Company as a Member, with the Membership Interest so transferred to such Transferee, only if (A) the Transferring Member making the Transfer has granted the Transferee the Transferring Member’s entire Membership Interest, or, in the case of Transfer of a part of such Member’s

Membership Interest, the express right to be so admitted; and (B) such Transfer is effected in strict compliance with this Section 9.1. Any Transferee that has acquired all of the Class B Units then held by the Class B Equity Investor in compliance with the provisions of this Section 9.1 shall become the replacement Managing Member.

(iii) Requirements Applicable to All Transfer and Admissions. In addition to the requirements set forth in Sections 9.1(b)(i) and 9.1(b)(ii), any Transfer of a Membership Interest and any admission of a Transferee as a Member shall also be subject to the following requirements, and such Transfer (and admission, if applicable) shall not be effective unless such requirements are complied with:

(A) Transfer Documents. The following documents must be delivered to the Managing Member and each other Member, and must be reasonably satisfactory, in form and substance, to the Managing Member:

(1) Notice. Written notice not less than [***] Business Days prior to the effective date of such Transfer.

(2) Transfer Instrument. An instrument implementing the Transfer.

(3) Ratification of this Agreement. An instrument, executed by the Transferring Member and its Transferee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 9.1(b)(iii)(A)(2): (1) the notice address of the Transferee; (2) if applicable, the Member Parent of the Transferee; (3) the allocations percentages as to each class of Membership Interest of the Transferring Member after the Transfer by such Transferring Member, and its Transferee (which must total the allocations percentages as to each class of Membership Interest of the Transferring Member before the Transfer); (4) the Transferee’s ratification of this Agreement and its confirmation that the representations and warranties in Article VIII applicable to it are true and correct with respect to it; (5) the Transferee’s ratification of the Facility Documents to which the Transferring Member is a party and agreement to be bound by them to the same extent that the Transferring Member was bound by them prior to the Transfer; (6) in the case of any Transfer of Class B Interests, the Transferee assumes the indemnity obligation set forth in Article XI; and (7) representations and warranties by the Transferring Member and its Transferee (aa) that the Transfer and admission is being made in accordance with Applicable Law, and (bb) that the conditions set forth in Sections 9.1(b)(iii)(B) and (C) have been satisfied.

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(B) Applicable Laws; Securities Laws. Such Transfer does not violate any provision of Applicable Law, including, without limitation, applicable securities laws.

(C) Tax Consequences.

(1) Termination. If prior to the Class A Flip Point, such Transfer is of, or in respect of, Class B Units, such Transfer will not result in the Company’s termination within the meaning of Section 708 of the Code.

(2) Entity Classification. Such Transfer will not cause the Company to be classified as an entity other than a partnership (or cause the Company to be treated as a publicly traded partnership) for purposes of the Code.

(3) Tax Disqualified Person. If such Transfer is of, or in respect of, Class B Units prior to the Class A Flip Point, such Transfer is not to a Disqualified Person.

(4) Related Person. If such Transfer is of, or in respect of, Class B Units, such Transfer will not result in either (1) the Class B Member being a “related person” with respect to any lender under the Financing Documents for purposes of Treasury Regulation Section 1.752-4(b), or (2) prior to the Class A Flip Point, the Company being a “related person” to any purchaser under any power purchase agreement for power delivered from a Facility for purposes of Sections 267 or 707 of the Code.

(5) Opinion Requirement. The Transferring Member or the Transferee delivers to the Company not later than [***] Business Days prior to the effective date of the Transfer, a written opinion of nationally recognized tax counsel reasonably acceptable to the other Members that such Transfer will not cause any of (1) an ITC Loss Event (including, without limitation, from the Class B Member being a “related person” with respect to any lender under the Financing Documents for purposes of Treasury Regulation Section 1.752-4(b)), (2) the Company to be classified as an entity other than a partnership (or cause the Company to be treated as a publicly traded partnership) for purposes of the Code or (3) prior to the Class A Flip Point, the Company being a “related person” to any purchaser under any power purchase agreement for power delivered from a Facility for purposes of Sections 267 or 707 of the Code.

For purposes of this Section 9.1(b)(iii)(C), any direct or indirect Transfer of an interest in a Member which would cause any event described in

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Section 9.1(b)(iii)(C) to occur with respect to a Membership Interest of that Member shall be treated as a Transfer by that Member of its Membership Interest.

(D) Payment of Expenses. The Transferring Member and its Transferee shall pay, or reimburse the Company and each other Member for, all reasonable costs and expenses incurred by the Company and such other Members in connection with the Transfer and admission, on or before the [***] day after the receipt by that Person of the Company’s or such other Member’s invoice for the amount due.

(E) No Release. No Transfer of a Membership Interest shall effect a release of the Transferring Member from any liabilities to the Company or the other Members arising from events occurring prior to or in connection with the Transfer.

(F) Consents and Permits. All permits, consents, approvals and licenses with respect to such Transfer shall have been obtained (including any approval by FERC that the Company, the Facility Company or any party to a Transfer requires).

(G) Investment Company Act. Such Transfer does not require the Company to register as an “investment company” under the Investment Company Act of 1940, as amended.

(iv) Change of Member Control. A Change of Member Control must also comply with the requirements of this Section 9.1 (other than Section 9.1(b)(iii)(A)(2), Section 9.1(b)(iii)(A)(3), Section 9.1(b)(iii)(F) or Section 9.1(d)), for a Transfer of such Member’s interest at such time; provided, however, that this Section 9.1(b)(iv) shall not apply to a Transfer pursuant to Section 9.1(b)(v).

(v) Regulatory Compliance.

(A) Regulatory Compliance Cooperation. In the event that a Class A Member reasonably determines that it has a Regulatory Problem, the Company and the Managing Member agree at the sole cost and expense of such Class A Member to take all such actions as are reasonably requested by such Class A Member in order (I) to effectuate and facilitate any transfer by such Class A Member of any Securities in the Company then held by such Class A Member to any Person designated by such Class A Member, as applicable; provided, that Section 9.1(b)(iii) shall be complied with, (II) to permit such Class A Member (or any of its respective Affiliates) to exchange all or any portion of the voting Securities then held by such Person on a share-for-share basis for shares of a class of non-voting Securities of the Company, which non-voting Securities shall be identical in all respects to such voting Securities, except

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that such new Securities shall be non-voting and shall be convertible on such terms as are requested by such Class A Member into voting Securities and reasonably acceptable to the Company in light of regulatory considerations then prevailing, and (III) to continue and preserve the respective allocation of the voting interests with respect to the Company arising out of such Class A Member’s ownership of voting Securities before the transfers and amendments referred to above (including entering into such additional agreements as are reasonably requested by such Class A Member to permit any Person(s) designated by such Class A Member to exercise any voting power which is relinquished by such Class A Member upon any exchange of voting Securities for nonvoting Securities of the Company); and at the sole cost and expense of such Class A Member, the Company shall enter into such additional agreements, adopt such amendments to this Agreement and other relevant agreements and take such additional actions, in each case as are reasonably requested by such Class A Member in order to effectuate the intent of the foregoing; provided, that any such additional agreements, amendments to this Agreement or other relevant agreements, or other actions shall not have an adverse impact on the Company or any other Member. If a Class A Member is, or elects to transfer Securities of the Company in order to avoid a Regulatory Problem to, a Regulated Holder, the Company and each of the Members agree at the request of such Class A Member that the provisions of this Section 9.1(b)(v) shall be applicable to such Regulated Holder in order to assist such Regulated Holder in complying with Applicable Laws and regulations to which it is subject. In the event a Class A Member has the right to acquire any of the Company’s Securities from the Company or any other Person (as the result of a preemptive offer, pro rata offer or otherwise), and such Class A Member reasonably determines that it has a Regulatory Problem, at such Class A Member’s request, the Company, at the sole cost and expense of such Class A Member, will offer to sell to such Class A Member non-voting Securities (or, if the Company is not the proposed seller, will arrange for the exchange of any voting securities for non-voting securities immediately prior to or simultaneous with such sale) on the same terms as would have existed had such Class A Member acquired the Securities so offered and immediately requested their exchange for non-voting Securities as provided above.

(B) Related Covenants.

(1) The Company shall provide at least [***] days prior written notice to a Class A Member of a proposal to distribute voting or equity securities to any Member or to repurchase voting or equity securities from any Member.

(2) If, in connection with a Regulatory Problem, at any time as a result of any repurchase, redemption or conversion of Company Securities or otherwise, a Class A Member shall hold in excess of 4.99% of any class of voting Securities of the Company, the portion of such Class A Member’s Securities of each such class of Securities entitling such Class A Member to in excess of 4.99% of the voting power of such class shall, without further action on the part of the Class A Member or the Company, be deemed to be non-voting Securities.

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(c) Encumbrances of Membership Interest. A Member may encumber its Membership Interest if the instrument creating such Encumbrance provides that any Transfer upon foreclosure of such Encumbrance (or Transfer in lieu of such foreclosure) must comply with the requirements of Sections 9.1(b)(i) and 9.1(b)(iii). Any such Encumbrance, and any Transfer upon foreclosure of such Encumbrance (or Transfer in lieu of such foreclosure) that complies with such requirements shall be a Permitted Encumbrance and a permitted transfer pursuant to this Section 9.1.

(d) Right of First Bid. This Section 9.1(d) shall apply to any proposed voluntary Transfer of Membership Interests for cash or other tangible consideration under the conditions specified in Section 9.1(b)(i)(A). The Member proposing to make such a Transfer shall provide written notice of its intention to make a Transfer (a “Transfer Notice”) to the remaining Members holding Membership Interests of the same class as those Membership Interests intended to be Transferred or, in the case of a Transfer of Class A Interests after the Class A Flip Point, to all remaining Members. Upon receipt of a Transfer Notice, the Members entitled to receive the Transfer Notice shall have the right for a period of [***] days to submit to the Transferring Member an unconditional offer to purchase, at the price and on the terms set forth in the notice of such offer (a “Bid”), all, but not less than all, of such Membership Interests in such proportions as the offering Members may agree, or, if they cannot agree, on a pro rata basis. Upon receipt of a proper Bid, the Member intending to Transfer its Membership Interests may, in its sole discretion, accept such Bid by notice to the offering Members within [***] days of receipt of such Bid, whereupon the offering Members shall purchase such Membership Interests within [***] Business Days following receipt of the acceptance of the Bid (or, in any event if later, the [***] Business Day after the receipt of all applicable regulatory and governmental approvals of the purchase). If the Member intending to Transfer its Membership Interests does not accept the Bid, such Member shall (i) so notify each Member who has submitted a Bid, and (ii) have the right for a period of [***] days thereafter (or, in any event, if later, the [***] Business Day after the receipt of all applicable regulatory and governmental approvals of the purchase) to Transfer such Membership Interests at a price which is higher than the price set forth in the Bid and upon terms no less favorable in any material respect to such Member than the terms contained in the Bid; provided, that such Transfer shall be subject to any other applicable provisions of this Section 9.1.

9.2 Buyout Option. This Section 9.2 shall apply to any of the following events (each a “Buyout Event”):

(i) a Member becomes Bankrupt;

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(ii) a Member dissolves and commences liquidation or winding up;

(iii) there occurs an event (other than a Regulatory Problem resolved pursuant to Section 9.1(b)(v)) that makes it unlawful for the Member to continue to be a Member to the extent such event can reasonably be expected to result in a material adverse effect on any of the other Members or the Company (including, without limitation, dissolution of the Company).

(b) In each case, the Member with respect to whom a Buyout Event has occurred is referred to herein as the “Affected Member”.

(c) If a Buyout Event occurs, then each of the other Members shall have the option to acquire the Membership Interest of the Affected Member (or to cause it to be acquired by a third party designated by the other Members) on an “as is, where is” basis without representations or warranties (other than ownership of the Membership Interests by the Affected Member, that no Encumbrance exists against the Membership Interests of the Affected Member other than those created pursuant to this Agreement and that the sale of such Membership Interests do not require any governmental approvals that have not been obtained or create any conflict with the Affected Member’s organizational documents), expressed or implied (and with the Members exercising such preferential right also being referred to herein as “Purchasing Members”) upon giving the Company and all other Members [***] days’ written notice of an election to exercise its buyout rights pursuant to this Section 9.2 (a “Buyout Exercise Notice”) during such period.

(d) The purchase price (the “Buyout Price”) for a Membership Interest being purchased pursuant to this Section 9.2 shall be the Fair Market Value of such Membership Interest as to which a Buyout Event has occurred, as determined under the Appraisal Procedure.

(e) If an option to purchase is exercised in accordance with the other provisions of this Section 9.2, the closing of such purchase shall occur on the [***] day after the delivery of the Buyout Exercise Notice (or in any event, if later, the [***] day after the determination of the Fair Market Value pursuant to Section 9.2(d), or the [***] Business Day after the receipt of all applicable regulatory and governmental approvals to the purchase) and shall comply in all material respects with the requirements set forth in Section 9.1(b)(iii). Unless otherwise agreed among the Members, the Buyout Price shall be paid in cash at such closing.

(f) Upon the occurrence of a closing under Section 9.2(e), the following provisions shall apply to the Affected Member (at, and following, such time, a “Terminated Member”):

(i) The Terminated Member shall cease to be a Member immediately upon the occurrence of the closing.

(ii) The Terminated Member shall no longer be entitled to receive any distributions (including liquidating distributions) or allocations from the Company, and it shall not be entitled to exercise any voting or consent rights or to receive any further information (or access to information) from the Company (other than any required tax information).

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(iii) The Terminated Member must pay to the Company, immediately upon the occurrence of the closing, all amounts owed to the Company by such Terminated Member.

(iv) The Terminated Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the closing.

(v) The Membership Interest, including the Capital Account balance attributable thereto, of the Terminated Member shall be allocated among the Purchasing Members in the proportion of the total Buyout Price paid by each Purchasing Member.

9.3 Purchase Option.

(a) The Class A Members grant and convey to the Class B Member the exclusive and irrevocable option to purchase, for a period of [***] months after each of (i) the Class A Flip Point and (ii) the fifth anniversary of the Class A Flip Point, all (but not less than all) of the Class A Units for the Purchase Price upon the terms and conditions set forth herein (the “Purchase Option”).

(b) To exercise the Purchase Option, the Class B Member must deliver written notice (the “Exercise Notice”) of the exercise of the Purchase Option to the Managing Member and the Class A Members, specifying the effective date of the purchase (the “Purchase Option Date”), which such Purchase Option Date shall not be earlier than [***] days after the date of such Exercise Notice. Once the Exercise Notice has been issued, the Purchase Option shall be irrevocable.

(c) Subject to the receipt of any necessary approvals from any Governmental Authority, including, without limitation, the approval, if any, required under the HSR Act, the Class A Members shall convey all of the Class A Units to the Class B Member (or its designee) on an “as is, where is” basis without representations or warranties (other than ownership of the Class A Units by the Class A Members, that no Encumbrance exists against the Class A Units other than those created pursuant to this Agreement and that the sale of such Class A Units do not require any governmental approvals that have not been obtained or create any conflict with the Class A Members organizational documents), expressed or implied. At the closing of the conveyance, (i) the Class B Member shall expressly assume any and all liability of the Class A Members under this Agreement (other than any liability arising out of a breach of this Agreement by the Class A Member prior to such conveyance), (ii) the Class A Member shall expressly release the Company, the Facility Company, the Class B Member, the Managing Member and their respective Affiliates from any liability as a result of the transactions contemplated by this Agreement and (iii) the Members shall amend this Agreement to reflect the withdrawal of the Class A Members and the transfer of the Class A Units effective as of the Purchase Option Date. The Purchase Price of the Class A Units shall be payable by wire transfer of immediately

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available funds at the closing of Purchase Option. The Class A Members shall allocate the Purchase Price among themselves, pro rata, based upon their relative Class A Interests. All reasonable costs associated with the purchase by a Class B Member, including but not limited to, legal, accounting, tax preparation and audit costs, shall be borne by the Class B Member.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

10.1 Dissolution.

(a) The Company will dissolve and its business and affairs will be wound up on the first to occur of the following (the “Liquidating Events”):

(i) The unanimous written consent of the Members;

(ii) Any other event upon the occurrence of which dissolution is required by the Act (which the Act does not allow to be waived by agreement of the Members), unless, to the extent permitted by the Act, Members (other than the Member with respect to which such event occurs) unanimously elect in writing, within [***] days of the date such event described in this Section 10.1(a)(ii) occurs, to continue the business of the Company, in which case the Company will not dissolve;

(iii) The Transfer by the Company of all or substantially all of its Assets;

(iv) [Intentionally Omitted]; or

(v) December 31, 2071, unless such date is extended by the mutual agreement of the Members.

(b) Each Member agrees that, to the fullest extent permitted by Applicable Law, it will not dissolve itself or the Company or withdraw from the Company except as set forth in Section 10.1(a).

10.2 Liquidation and Termination.

(a) On dissolution of the Company, the Managing Member shall act as liquidator or may appoint one or more other Persons as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidator are as follows:

(i) As promptly as reasonably practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made

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by the Certified Public Accountants of the Company’s and the Facility Company’s Assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(ii) The liquidator shall pay from Company funds (x) all of the debts and liabilities of the Company and the Facility Company or otherwise make adequate provision for them (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine), and (y) the amount of all accrued, unpaid Preferred Distributions, and the unpaid amount of any Class A Withdrawal Amount or Class A Member Partial Redemption Amount (including any balance of any Class A Withdrawal Note);

(iii) with respect to the remaining Assets of the Company:

(A) the liquidator shall use all commercially reasonable efforts to obtain the best possible price and may sell any or all of the Company’s, and the Facility Company’s Assets (subject to any and all restrictions to which the Company or the Facility Company is subject, including restrictions under Applicable Laws or any Permitted Encumbrances), including to the Members at such price, but in no event lower than the Fair Market Value thereof; and

(B) with respect to all of the Company’s or the Facility Company’s Assets that have not been sold, the Values of such Assets shall be determined pursuant to subparagraph (ii) of the definition of Value;

(iv) After giving effect to all distributions (including those under Section 5.1) and all Capital Contributions (including those under Section 3.1, Section 3.2, Section 3.3, and Section 10.3) for all periods, but subject to Section 10.2(a)(v), all remaining cash and property (including any Available Cash Flow and liquidation proceeds) shall be distributed to the Members as follows:

(A) First, any Available Cash Flow that does not consist of Available Capital Income Cash Flow shall be distributed in the order and priority set forth in Section 5.1(a)(i) and (ii), and then as set forth in Section 5.1(b)(iii); and

(B) Second, any Available Capital Income Cash Flow shall be distributed (I) first to the Class A Members in an amount equal to the excess, if any, of (1) the sum of all Preferred Distributions shown as made or paid to the Class A Members in the Base Case Model (including those provided for after the date of liquidation), minus (2) all Preferred Distributions actually made or paid to the Class A Members under Section 5.1 or Section 10.2(a)(ii); (II) second, in an amount equal to any Class A Investment Balance that has not been paid in full to the Class A Member; and (III) thereafter, in the order and priority set forth in Section 5.1(a)(i) and (ii), and then as set forth in Section 5.1(b)(iii).

(v) It is intended that the distributions provided in Section 10.2(a)(iv) will be in accordance with the positive balances (if any) in the final Capital Account balances of the Members, after giving effect to all distributions (including those under Section 5.1) and all Capital Contributions (including those under Section 3.1, Section 3.2, Section 3.3 and Section 10.3) and any allocations to be made under this Section 10.2(a)(v). however, if such distributions would not result in such intention being satisfied, constituent items of income, gain, loss and deduction under Code section 702(a)(1) through (7) will be reallocated among the Members for the year of the liquidation, to the extent permissible under Code section 704(b) (and, if necessary and permissible under Code section 704(b), for prior Company taxable years for which the deadline (determined without extensions) for filing the Company’s federal income tax return has not passed), so as to cause the Capital Account balances to be in the amounts necessary to assure that such result is achieved. For the avoidance of doubt, in no event will any Member be distributed an amount in excess of its positive balance in its Capital Account.

(vi) Any distribution to the Members in respect of their Capital Accounts pursuant to this Section 10.2 shall be made by the end of the Company Taxable Year in which a Liquidating Event occurs (or if later, within [***] days after the date of such Liquidating Event).

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on account of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act.

10.3 Deficit Capital Accounts.

(a) Except as provided in this Section 10.3, no Member shall be obligated to contribute cash to restore a deficit in its Capital Account.

(b) Each Class A Member shall have the right by written notice to the Company to elect to undertake an obligation, in the event there is a “liquidation” of a Class A Member’s interest in the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), after giving effect to all allocations (including, for the avoidance of doubt, such Class A Member’s share of any Company Minimum Gain and Member Nonrecourse Debt Minimum Gain), all distributions and all Capital Contributions for all periods, and that Class A Member has a deficit balance in its Capital Account, to contribute to the Company cash in an amount equal to such deficit balance or a limited amount of such deficit balance, as provided by the Class A Member in such notice, by the end of the Taxable Year of the Company during which the liquidation of the Company occurs, or if later, within [***] days after the date of such liquidation. Notwithstanding the foregoing, after such point in time at which the

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absolute value of a Class A Member’s deficit Capital Account is less than the maximum amount of its deficit restoration obligation, the obligation of such Class A Member to restore that deficit Capital Account shall be adjusted downward (but not increased) at the end of each Taxable Year to an amount equal to the lesser of (A) the dollar amount set forth in the latest of any notice given by such Class A Member, or (B) the absolute value of the deficit (if any) in such Class A Member’s Capital Account at the end of such Taxable Year. Nothing contained in this Agreement shall obligate any Class A Member to issue such a notice. Any such notice given by a Class A Member pursuant hereto shall be deemed to constitute a duly adopted amendment to this Agreement without any further action by any party.

10.4 Termination. On completion of the satisfaction of liabilities and distribution of Assets as provided in this Agreement, the Managing Member (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Delaware Certificate and any filings made as provided in Section 2.1 and shall take such other actions as may be necessary to terminate the Company.

ARTICLE XI

11.1 Indemnification of Class A Investor Group by the Class B Member. Subject to the terms and conditions of this Article XI, the Class B Member hereby indemnifies, defends, reimburses and holds harmless each Class A Equity Investor and its respective parent or subsidiary companies, partners and other Affiliates, and their respective officers, directors, employees, attorneys, contractors and agents (collectively, the “Class A Investor Group”), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by the Class A Investor Group, directly or indirectly, by reason of or resulting from (a) any breach by Guarantor, the Class B Member (whether in its capacity as the Class B Member, the Managing Member, the Tax Matters Member or otherwise), the Company or the Administrator or their Affiliates of their respective representations and warranties or covenants contained in this Agreement, any other Investment Document or the ASA or (b) any Environmental Claim arising from any pre-closing environmental contamination (collectively, “Class A Investor Claims”). To the extent that any such Damages relating to a Class A Investor Claim remain unpaid after such claim has been made therefor pursuant to this Article XI, any distributions otherwise payable to the Class B Member under this Agreement shall be used to satisfy the obligations of Guarantor, the Class B Member, the Company or their Affiliates, as applicable, hereunder in accordance with Section 5.4.

11.2 Brokers. The Class B Equity Investor agrees to indemnify and hold harmless the Class A Investor Group from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys’ fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, the Company or the Administrator or their Affiliates with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

11.3 Limitation on Liability. The indemnification obligations of the parties hereto pursuant to this Article XI shall be subject to the following limitations:

(a) The amount of Damages required to be paid by any party to indemnify any other party pursuant to this Article XI as a result of any Class A Investor Claim shall be reduced to the extent of any amounts actually received by such other party after the Effective Date pursuant to the terms of the insurance policies (if any) obtained and maintained by the Company, the Facility Company or the Class A Equity Investor or any Affiliate thereof covering such claim. In the event an indemnified party or any of its Affiliates receives insurance proceeds with respect to a Class A Investor Claim for which it previously received indemnification payments, such indemnified party shall promptly pay to the indemnifying party such insurance proceeds to the extent such proceeds and the previously paid indemnification payments, in the aggregate, exceed the amount of the applicable Class A Investor Claim.

(b) Damages paid pursuant to this Article XI shall be grossed-up and paid on an after-tax basis (assuming the highest marginal federal income tax rate then applicable to corporations and a 3.0% state and local income tax rate). In the event an indemnified party is entitled to claim an item of loss or deduction, credit or other tax benefit with respect to the event that gives rise to the receipt of an indemnity payment, such tax benefit shall be taken into account for purposes of determining the amount of Damages and the related indemnification payment and, to the extent payment has been made to an indemnified party prior to the period in which such tax benefit was claimed, the indemnified party shall promptly repay the indemnifying party an amount equal to the present value of such loss or deduction, credit or other tax benefit (in each case, assuming the highest marginal federal income tax rate then applicable to corporations and a 3.0% state and local income tax rate); provided that any such refund shall not exceed the original amount paid.

(c) The indemnification obligations of the parties pursuant to this Agreement shall be limited to actual Damages and shall not include special, incidental, consequential, indirect, punitive, or exemplary Damages (including lost profits and damages for a lost opportunity); provided, that any incidental, consequential, indirect, punitive, or exemplary Damages recovered by a third party (including Governmental Entities) against a Person entitled to indemnity pursuant to this Article XI shall be included in the Damages recoverable under such indemnity; and provided, further, that no ITC Loss Tax Event Liability shall be considered as special, incidental, consequential, indirect, punitive or exemplary damages and shall be included in the Damages recoverable under this indemnity.

(d) No member of the Class A Investor Group may receive compensation for Damages suffered by such Person to the extent that such Damages are attributable to (a) the gross negligence or willful misconduct of such Person or (b) the breach of any representation or warranty by such Person in this Agreement or any other Investment Document to the extent such representation or warranty was false when made.

11.4 Procedure for Indemnification. After receipt by an indemnified party under Section 11.1, Section 11.2 or Section 11.3 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof. The failure to promptly notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party with respect to such action; provided that, to the extent that any such failure to provide prompt notice is responsible for an increase in the indemnity obligations of the indemnifying party, the indemnifying party shall not be responsible for any such increase. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and (i) there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party or (ii) such action could reasonably be expected to result in the imposition of criminal liability, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party and it is practical for all such parties to be represented by common counsel, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld) unless the indemnifying party has failed to defend such indemnified party against such action.

11.5 Exclusivity. Subject to Section 5.4, and without in any way limiting the Guaranty, the parties hereto agree that, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by Guarantor, the Class B Member (whether in its capacity as the Class B Member, the Managing Member, the Tax Matters Member or otherwise) hereby agrees that pursuant to this Agreement, any other Investment Document, the ASA or any certificate, instrument, or document delivered pursuant hereto or thereto or arising out of the transactions contemplated herein or therein, the only relief and remedy available to the other parties hereto in respect of said breach, default, or nonperformance shall be Damages, but only to the extent properly claimable hereunder and as limited pursuant to this Article XI or otherwise hereunder.

11.6 No Right of Contribution. After the Effective Date, the Company shall have no liability to indemnify the Class B Equity Investor on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of the Company; and the Class B Equity Investor shall not have any right of contribution against the Company.

11.7 Entire Agreement. Subject to the Guaranty, Article XI of this Agreement constitutes the entire agreement and understanding of the parties with respect to indemnification hereunder.

ARTICLE XII

GENERAL PROVISIONS

12.1 Offset. Whenever the Company (or another Person on behalf of the Company) is to pay or distribute any sum to any Member, any amounts then owed by such Member or its Affiliate to the Company (as determined in writing to the satisfaction of the other Members) shall be deducted from such sum before payment.

12.2 Notices. All notices, consents, demands, requests or other communications which may be or are required to be given under this Agreement shall be in writing and shall (a) be sent by overnight courier, facsimile or United States mail, addressed to the recipient, postage paid, and registered or certified, return receipt requested, or delivered to the recipient in person and (b) be sent or delivered at the addresses set forth in the Equity Capital Contribution Agreement or such other address as a Member may specify by notice to the Company and the other Members. Any notice, request or consent to the Company must be given to the Managing Member. Notices, consents, demands, requests and other communications shall be deemed effective or served on the date of receipt at the address of the Person to receive it.

12.3 Counterparts. This Agreement may be executed in one or more counterparts, each bearing the signatures of one or more Members. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document. Facsimile signatures shall be accepted as original signatures for purposes of this Agreement.

12.4 Governing Law and Severability. THIS AGREEMENT SHALL BE DEEMED MADE AND PREPARED AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF WHICH MAY REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement shall be contrary to any other Applicable Law, at the present time or in the future, such provision shall be deemed null and void, but this shall not affect the legality of the remaining provisions of this Agreement. This Agreement shall be deemed to be modified and amended so as to be in compliance with Applicable Law and this Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Agreement.

12.5 Entire Agreement. This Agreement, including any Schedules and Exhibits, together with the other Investment Documents, constitutes the entire agreement among the Members regarding the terms and operations of the Company, except as amended in writing pursuant to the requirements of this Agreement, and supersedes all prior and contemporaneous agreements, statements, understandings and representations of the parties.

12.6 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations under this Agreement, or any Investment Document is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement, or any Investment Document. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to its obligations under this Agreement, or any Investment Document, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

12.7 Amendment or Modification. Except as otherwise provided herein, this Agreement may be amended or modified from time to time only by a written instrument executed by all Members. Notwithstanding anything contained herein to the contrary, for so long as any indebtedness or Obligations remain outstanding under the Financing Documents, each Member hereby acknowledges that the consent of certain parties to the Financing Documents, such as the Facility Lender, may be required in connection with the Facility Company taking certain actions. Any such consent shall be obtained in writing from the Facility Lender and any other required parties to the Financing Documents as and when required pursuant to the terms of the Financing Documents.

12.8 Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective legal representatives, permitted successors and permitted assigns.

12.9 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions contemplated here, including all filing, recording, publishing and other acts appropriate to comply with all requirements for the operation of a limited liability company under the laws of all jurisdictions where the Company shall conduct business.

12.10 Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York and of any federal court located in the Southern District of New York in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; agrees to waive any objection to venue in the State and County of New York; and agrees that, to the extent permitted by law, service of process in connection with any such proceeding may be effected by mailing in the same manner provided in Section 11.2 hereof.

12.11 Limitation on Liability. NO CLAIMS SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFORE IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER INVESTMENT DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT,

CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR, PROVIDED, HOWEVER, THAT AT ANY TIME (a) IF AN ITC IS RECAPTURED FROM THE FACILITY COMPANY BECAUSE THE CLASS B MEMBER OR ITS AFFILIATE, OR ANY FACILITY ENTITY BREACHES ANY REPRESENTATION, WARRANTY OR COVENANT, THE VALUE OF THE ITC THAT IS RECAPTURED SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES AND (b) IF AN ITC IS RECAPTURED FROM THE FACILITY COMPANY BECAUSE THE INVESTOR OR ITS AFFILIATE BREACHES ANY REPRESENTATION, WARRANTY OR COVENANT, THE VALUE OF THE ITC THAT IS RECAPTURED SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES; AND PROVIDED, FURTHER, HOWEVER, THAT AFTER THE CLASS A MEMBER SHALL HAVE ACTUALLY FUNDED ITS INVESTOR FUNDING DATE CONTRIBUTION IN RESPECT OF THE FACILITY COMPANY, IF AN ITC IS RECAPTURED FROM THE FACILITY COMPANY BECAUSE CLASS B MEMBER OR ITS AFFILIATE, OR THE FACILITY COMPANY BREACHES ANY REPRESENTATION, WARRANTY OR COVENANT, OR A FINAL DETERMINATION IS MADE FOR FEDERAL INCOME TAX PURPOSES THAT THE ITC AMOUNT CLAIMED WAS IN EXCESS OF THAT WHICH WAS APPROPRIATE AND CORRECT, ANY FEDERAL TAX DETRIMENT SUFFERED AS RESULT OF SUCH RECAPTURE SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES; AND PROVIDED, FURTHER, HOWEVER, THAT AFTER THE CLASS A MEMBER SHALL HAVE ACTUALLY FUNDED ITS INVESTOR FUNDING DATE CONTRIBUTION IN RESPECT OF THE FACILITY COMPANY, IF ITC AMOUNT CLAIMED IS DETERMINED FOR FEDERAL INCOME TAX PURPOSES TO BE IN EXCESS OF THAT WHICH IS APPROPRIATE, ANY FEDERAL TAX DETRIMENT SUFFERED AS RESULT OF SUCH DETERMINATION, SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES.

THE OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE PARTIES ONLY AND NO RECOURSE SHALL BE AVAILABLE UNDER THIS AGREEMENT AGAINST ANY OFFICER, DIRECTOR, MANAGER, MEMBER, PARTNER, OR AFFILIATE OF ANY PARTY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIRSTAR DEVELOPMENT, LLC

By:	/s/ Matthew Ulrich
Name:	Matthew Ulrich
Title:	Officer

CLEAN TECHNOLOGIES 2013B, LLC

By:
Name:
Title

[Signature Page to Holdco LLCA]

CLEAN TECHNOLOGIES 2013B, LLC

By:	/s/ Sendil Atreya
Name:	SENDIL ATREYA
Title:	VICE PRESIDENT

[Signature Page to Holdco LLCA]

EXHIBIT A

EXECUTION DATE CONTRIBUTIONS MADE

	Class A Equity Investor	Capital Contributions		Capital Account Balance		Units	Percentage of Class A Interest Owned
Effective Date	Firstar Development LLC	$[***	]	$[***	]	100 Class A Units	100%

	Class B Equity Investor	Capital Contributions		Capital Account Balance		Units	Percentage of Class B Interest Owned
Effective Date	Clean Technologies 2013B, LLC	$[***	]	$[***	]	100 Class B Units	100%

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Exhibit A - Page 1

EXHIBIT B

FORM OF MEMBERSHIP CERTIFICATE

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAW OF ANY STATE. SUCH MEMBERSHIP INTEREST MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS CERTIFICATE EVIDENCES AN INTEREST IN 2013B ESA HOLDCO, LLC AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATES OF DELAWARE AND NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OTHER APPLICABLE JURISDICTION.

CERTIFICATE FOR MEMBERSHIP INTEREST

IN

2013B ESA HOLDCO, LLC

Certificate No. [A][B] – [    ]

The undersigned, as the Managing Member of 2013B ESA HOLDCO, LLC, a Delaware limited liability company (the “Company”), hereby certifies that [                    , a                     ], is the holder of a Class [    ] Interest in the Company to the extent and as described in Exhibit A to the Amended and Restated Operating Agreement of the Company, effective as of [            ], 2013, as amended and restated from time to time (the “Agreement”) (a copy of which is on file at the principal office of the Company). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

This Certificate is not negotiable or transferable except by operation of law, or as otherwise provided in the Agreement, and any such transfer will be valid only upon delivery of this Certificate, together with an assignment in a form sufficient to convey an interest in a limited liability company pursuant to the Delaware Limited Liability Company Act, as it may be amended and in effect from time to time, or any successor statute thereto, duly executed, to the Transferee Member of the Company.

Dated: [                    ]

CLEAN TECHNOLOGIES 2013B, LLC

By:
Name:
Title:

Exhibit B - Page 1

EXHIBIT C

FORM OF CLASS A WITHDRAWAL NOTE

SECURED PROMISSORY NOTE

(CLASS A WITHDRAWAL NOTE)

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

This Note is issued pursuant to the terms and conditions of Section [7.4][7.8] of that certain Amended and Restated Operating Agreement dated as of [            ], 2013, between Clean Technologies 2013B, LLC and Firstar Development LLC with respect to 2013B ESA HOLDCO, LLC (the “Limited Liability Company Agreement”).

This Note is secured as provided in that certain [INSERT NAME OF PLEDGE AGREEMENT] dated as of the date hereof between 2013B ESA HOLDCO, LLC and [Firstar Development LLC].

$[ ]	[Date]

FOR VALUE RECEIVED, 2013B ESA HOLDCO, LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to the order of [Firstar Development LLC], a Delaware limited liability company (the “Class A Member”), the principal sum of [            ] dollars $[        ], (such amount, the “Borrowing”) on a date that is [***] years after the date of this Note (the “Maturity Date”), unless sooner paid as provided herein.

The Company also promises to pay interest on the unpaid principal amounts from time to time outstanding hereunder, from the date of the Borrowing until all the Borrowing hereunder have been paid in full. The Borrowing shall bear interest at a rate per annum equal to [INSERT APPLICABLE FEDERAL RATE UNDER SECTION 1274(d) OF THE CODE ], such interest to be payable monthly on the last Business Day of each month (each, a “Payment Date”), together with principal payable for such month as set forth in Schedule 1 hereto, commencing, with respect to the Borrowing, on the last business day of the calendar month immediately following the date of the Borrowing. In addition, all accrued and unpaid interest thereon will be due and payable upon the day that all principal is due and payable (whether on the Maturity Date, by acceleration or otherwise).

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Exhibit C – Page 1

Payment of both principal and interest on this Note shall be made by wire transfer to the Class A Member at such bank instructions provided to the Company in lawful money of the United States of America in immediately available funds.

The Company shall have the right to prepay any amount borrowed under this Note in whole or in part at any time, together with interest on the amount prepaid to the date of prepayment, without penalty or premium. Amounts repaid under this Note may not be re-borrowed.

Upon the occurrence of any of the following events, this Note shall become immediately due and payable in full, together with interest accrued thereon:

(a)	the Company shall fail to make any payment hereunder when due and payable;

(b)	the Company shall become insolvent, or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar federal, state or foreign law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, or shall by any act or failure to act indicate its consent to or approval of any of the foregoing, or if any corporate action is taken by the Company for the purpose of effecting any of the foregoing; or

(c)	involuntary proceedings or an involuntary petition shall be commenced or filed against the Company under any bankruptcy, insolvency or similar federal, state or foreign law or seeking the dissolution, liquidation or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed within [***]

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Exhibit C – Page 2

days; or any writ, judgment, tax lien, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such writ, judgment, lien, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within [***] days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or any winding-up, dissolution, liquidation or reorganization of the Company.

The Company waives any and all right to assert any defense (except for the Company’s performance under this Note), set-off, counterclaim or crossclaim of any nature whatsoever with respect to this Note or the obligations of the Company hereunder in any action or proceeding brought by the Class A Member to collect this Note, or any portion hereof. The Company waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

The Company promises to pay all costs and expenses of the Class A Member (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection with (i) the enforcement of, or collection of any amounts due under, this Note or (ii) any waiver, extension, amendment or modification of this Note.

This Note shall be binding upon, and shall inure to the benefit of, the Company and the Class A Member and their respective successors and assigns; provided, however, that the Company shall not assign its rights or obligations hereunder without the prior written consent of the Class A Member. This Note may be freely assigned by the Class A Member without the consent of the Company.

This Note may only be modified, amended, or terminated (other than by payment in full) by an agreement in writing signed by the Company and the Class A Member. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Class A Member.

THIS NOTE SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF). ALL LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST EITHER PARTY WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COUNTY OF NEW YORK, STATE OF NEW

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Exhibit C – Page 3

YORK, AND BY EXECUTION AND DELIVERY OF THIS NOTE EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY LEGAL ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL TO THE ADDRESS SET FORTH IN SECTION 12.2 OF THE LIMITED LIABILITY COMPANY AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF EITHER PARTY TO BRING PROCEEDINGS AGAINST THE OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH THIS NOTE.

IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.

2013B ESA HOLDCO, LLC

By:

Name:

Title:

Exhibit C – Page 4

SCHEDULE 1

TO CLASS A WITHDRAWAL NOTE

Principal Schedule

Month	Amount

Exhibit C – Page 5

EXHIBIT D

FORM OF QUARTERLY RENEWABLE ENERGY CERTIFICATE

(See Attached)

Exhibit D

USBCDC RENEWABLE ENERGY COMPLIANCE CERTIFICATE usbancorp.

Deal Name: Compliance Period: Quarter 4 ending December 31st, 2012 Project ID #: Deal Type ITC

ITC RECAPTURE Has there been a change in ownership of any system (or turbine)? If yes, explain: Yes No Has any system (or turbine) been taken out of operation? If yes, explain: Yes No

OPERATIONS Has there been a default on a PPA or Lease? If yes, explain: Yes No
If PPAs, have systems been generating sufficient power to support the projections that were prepared at closing? If no, explain: Yes No
Any major concerns with system operations or maintenance? If yes, explain: Yes No
Are there any known substantial negative changes in the financial condition of any PPA or Lease counterparty? If yes, explain: Yes No
Are there any known substantial negative changes in the financial condition of the Guarantor(s)? If yes, explain: Yes No
Has there been a distribution of Net Cash Flows? If yes, please include report. Yes No
Has there been a default on any mortgage, taxes, interest or other obligation? If yes, explain: Yes No
Has there been a death, dissolution, or Bankruptcy of any Owner as defined in the Operating Agreement? If yes, explain: Yes No
Are there any current or pending lawsuits, legal proceedings, or alleged violations of law as defined in the Operating Agreement? If yes, please include copies. Yes No
Are there any alleged violations of health, safety, or building codes as defined in the Operating Agreement? If yes, please include copies. Yes No
Date the last facility was placed in service (PIS) as defined in transaction documents. Leave blank if not PIS. Date:

RESERVES (please skip section if not applicable) Please list reserve accounts and balances:
Bank Name Account Owner Purpose of the Account As of Date Balance $ - $ - $ - $ - $ - $ - $ - $ -

REC Revenue (please skip section if not applicable) REC Revenue status:
Projected REC revenue to investor: $ - Amount of REC applied for: $ -
REC revenue received: $ - Amount transferred to investor: $ -

LOAN STATUS (please skip section if not applicable)
Please list loans:
Original loan Commitment Lender Borrower Type of Loan As of Date Current Balance $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ -

Are there any covenant defaults? If yes, explain:		Yes	No
Are there any monetary defaults? If yes, explain:		Yes Yes	No No
What is the expected conversion date on any construction loans?	Date:

EQUIPMENT WARRANTY STATUS Are all equipment warranties still in full force and effect? If No, explain Yes No

ATTACHMENTS (Please mark an “X” below pertaining to items attached.)
Operations & Maintenance Report Cash Flow Report Copies of violation of code Copies of violation of law
Additional comments and/or support Certification
I hereby certify that I am an authorized signer of the Sponsor and that the above and attached information is true.
X Comments:

Please return the completed certificate to usbcdc.renewableenergy@usbank.com no later than 45 days after current period.

EXHIBIT E

FORM OF RENEWABLE ENERGY MONTHLY REPORT

(See Attached)

Exhibit E

Renewable Energy Monthly Report

(ITC)

Fund Name:	As of Date:
Original Fund Amount: $[***]

Instructions:

•	Please input the following

•	The projected final Placed in Service date for the fund.

•	The stage of installation percentage as outlined below

•	The total should equal 100%.

•	Any additional comments concerning the fund in the notes section.

•	The document should be certified by an authorized signor.

•	Attach any supporting documents to support installation.

Installation and Milestone Tracking

Projected final Placed in Service date for the fund: mm/dd/yyyy

Stage of Installation	31-Dec Actual	31-Jan Forecast	28-Feb Forecast
Inspection (Permits)	0.00%	0.00%	0.00%
Site Construction	0.00%	0.00%	0.00%
Commissioning (Start-up Sequence)	0.00%	0.00%	0.00%
Placed In Service (PTO)	0.00%	0.00%	0.00%

Total	100.00%	100.00%	100.00%

Notes and Additional Comments

Notes

Certification

X
Signature

usbank.com

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